Exhibit 2.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

UNIVERSAL TRUCKLOAD SERVICES, INC.,

HIBERIS INTERNATIONAL CORP.,

SM INTERNATIONAL HOLDINGS,

AND

SM BRASIL PARTICIPAÇÕES, S.A.

DATED NOVEMBER 27, 2013

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Page(s)

Annexes

Annex A-1	List of Products
Annex A-2	List of Arvin Meritor Products
Annex A-3	List of Pipeline Products
Annex B	New Supply Agreement Term Sheet
Annex C	Closing Working Capital Calculation
Annex D	Form of Escrow Agreement
Annex E	List of Pre-Closing Restructuring Documents

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is dated November 27, 2013 by and among UNIVERSAL TRUCKLOAD SERVICES, INC., a corporation organized under the Laws of the State of Michigan (“Purchaser”), HIBERIS INTERNATIONAL CORP., a company organized under the Laws of the British Virgin Islands (“Seller”), SM INTERNATIONAL HOLDINGS, an exempted company organized under the Laws of the Cayman Islands (the “Guarantor 1”), and SM BRASIL PARTICIPAÇÕES, S.A., a company organized under the Laws of Brazil (“Guarantor 2” and together with Guarantor 1, the “Guarantors”).

W I T N E S S E T H:

WHEREAS, Seller is the sole member of, and owns all of the limited liability company interests (the “Units”) in Westport USA Holding, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and accept from Seller, all of the Units on the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to Purchaser to enter into this Agreement, the Guarantors have agreed to guaranty the Obligations of Seller to Purchaser.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acquisition Proposal” shall have the meaning given to it in Section 5.18.

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, proceeding, litigation, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any Person shall mean any Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Claims” shall have the meaning given to it in Section 9.6(c).

“Agreement” shall have the meaning given to it in the Preamble.

“Annexes” shall have the meaning given to it in Section 1.2(d).

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbitrator” shall have the meaning given to it in Section 2.3(c)(i).

“Audited Financial Statements” shall have the meaning given to it in Section 3.7(a).

“Balance Sheet Date” shall have the meaning given to it in Section 3.7(a).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash and Cash Equivalents” shall mean cash and cash equivalents, as determined in accordance with GAAP.

“CL Put Price” shall have the meaning given to it in Section 5.15.

“Claim Certificate” shall have the meaning given to it in Section 9.6(a).

“Closing” shall have the meaning given to it in Section 2.4(a).

“Closing Balance Sheet” shall have the meaning given to it in Section 2.3(a)(i).

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Company and its Subsidiary on a consolidated basis (less any cash that is restricted pursuant to the terms of that certain Tetra equipment lease) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, if any. For the avoidance of doubt, such amount shall not include the Special Receivables.

“Closing Date” shall have the meaning given to it in Section 2.4(a).

“Closing Debt Payoff Amount” shall mean the difference between (i) Closing Indebtedness and (ii) the sum of (A) the aggregate amount of the Special Receivables Note plus (B) the outstanding amount of the Promissory Note as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of the Company and its Subsidiary on a consolidated basis, including the Funded Indebtedness, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Statement” shall have the meaning given to it in Section 2.3(a)(ii).

“Closing Working Capital” shall mean (a) the consolidated Current Assets of the Company and its Subsidiary less (b) the consolidated Current Liabilities of the Company and its Subsidiary, in each case calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collateral Source” shall have the meaning given to it in Section 9.5(a).

“Collins Lane Property” shall have the meaning given to it in Section 5.15.

“Company” shall have the meaning given to it in the Recitals.

“Company Intellectual Property” shall have the meaning given to it in Section 3.15(a).

“Company Employees” shall have the meaning given to it in Section 5.6(a).

“Company Transaction Expenses” shall mean all expenses of the Company and its Subsidiary incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including (i) fees and disbursements of attorneys, accountants and other advisors and service providers, (ii) management service fees payable to Seller or any of its Affiliates and (iii) amounts payable by the Company or its Subsidiary (prior to and through the Closing) pursuant to Section 11.1 as a result of or in connection with the transactions contemplated by this Agreement, and, in each case, solely to the extent not paid as of the Closing Date; provided, that for the avoidance of doubt, in no event shall Company Transaction Expenses include (a) fees and expenses incurred by the Company or its Subsidiary at the written request of Purchaser, (b) any fees or expenses incurred by any of Purchaser or any of its Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or its Subsidiary, (c) any fees or expenses payable in respect of any financing provided to any of Purchaser and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, or (d) any fees or expenses included in the final determination of Closing Working Capital (it being the intent of the parties to avoid “double-counting”).

“Competing Business” shall mean (a) any Transportation and Logistics Business in the Restricted Territory and (b) any Truck Products Business in the Restricted Territory.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of July 25, 2013, by and between Purchaser and Westport.

“Contract” shall mean any legally enforceable agreement, contract or instrument, including all amendments thereto.

“Contracting Parties” shall have the meaning given to it in Section 11.5.

“Current Assets” shall mean trade accounts receivable, Inventory and prepaid expenses, but excluding (a) Closing Cash, (b) accounts receivable from any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, (c) intercompany leases, and (d) Tax assets, determined in accordance with GAAP applied in the manner set forth on Annex C, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Current Liabilities” shall mean trade accounts payable, accrued expenses (excluding bank interest expense) and accrued income Taxes, but excluding (a) Closing Indebtedness, (b) Company Transaction Expenses (to the extent deducted from the Initial Purchase Price or the Final Purchase Price, as the case may be), (c) payables (including vouchers payable) to any of the Company’s Affiliates, directors, employees, officers, members or stockholders and any of their respective Affiliates, (d) other Tax liabilities and (e) the current portion of long term debt, determined in accordance with GAAP applied in the manner set forth on Annex C, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Deductible” shall have the meaning given to it in Section 9.4(a).

“Disputed Amounts” shall have the meaning given to it in Section 2.3(c).

“Due Diligence Materials” shall have the meaning given to it in Section 4.9(a).

“Employee Benefit Plans” shall have the meaning given to it in Section 3.12(a).

“End Date” shall have the meaning given to it in Section 8.1(b)(ii).

“Environmental Law” shall mean any Law, Order or other requirement of Law, relating to the protection of the environment, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Environmental Permits” shall have the meaning given to it in Section 3.18(b).

“ERISA” shall have the meaning given to it in Section 3.12(a).

“Escrow Agent” shall mean JPMorgan Chase Bank N.A.

“Escrow Agreement” shall mean the Escrow Agreement in the form attached hereto as Annex D.

“Escrow Amount” shall mean the Indemnity Escrow Amount plus the Purchase Price Escrow Amount.

“Estimated Closing Cash” shall have the meaning given to it in Section 2.2(a)(ii).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.2(a)(i).

“Estimated Closing Statement” shall have the meaning given to it in Section 2.2(a).

“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.2(a)(iv).

“Estimated Company Transaction Expenses” shall have the meaning given to it in Section 2.2(a)(iii).

“Estimated Debt Payoff Amount” shall mean the difference between (i) Estimated Closing Indebtedness and (ii) the sum of (A) the aggregate amount of the Special Receivables Note plus (B) the outstanding amount of the Promissory Note as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Estimated Working Capital Adjustment” shall mean any amount (which may be expressed as a negative number) equal to the amount of the Estimated Closing Working Capital less the Target Working Capital.

“Excluded Equipment” shall have the meaning given to it in Section 5.17.

“Final Purchase Price” shall mean an amount equal to the sum of (a) $123,000,000, (b) plus the amount of the Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus Closing Cash, (d) minus the Closing Debt Payoff Amount and (e) minus Company Transaction Expenses.

“Financial Statements” shall have the meaning given to it in Section 3.7(a).

“Ford Contract” shall mean that certain agreement that may be entered into between Ford Motor Company and Purchaser, or any of its Affiliates, or any of their respective designees, relating to receiving and sequencing of frames for the Kentucky Truck Plant.

“Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization), Section 3.3 (Ownership of Units) and Section 3.5 (Capitalization).

“Funded Indebtedness” shall mean the amount set forth on the Indebtedness Payoff Letter for each of the following: (a) Credit and Security Agreement, dated as of May 17, 2013, by and among the Company, certain of its subsidiaries, jointly and severally, Regions Bank and Regions Capital Markets (which shall include obligations with respect to the related interest rate swap agreement); and (b) Second Lien Term Loan Agreement, dated as of May 17, 2013, by and among the Company, certain of its subsidiaries, jointly and severally, and Medley Capital Corporation.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied in the Financial Statements, as in effect from time to time.

“Government Contract” shall mean any Contract of the Company or its Subsidiary with any Governmental Entity.

“Governmental Entity” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Guarantor 1” shall have the meaning given to it in the Preamble.

“Guarantor 2” shall have the meaning given to it in the Preamble.

“Guaranty” shall have the meaning given to it in Section 10.1.

“Hazardous Material” shall mean any substances regulated as “hazardous substances” or “hazardous materials” pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including the Funded Indebtedness); (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (for the avoidance of doubt, such obligations shall not include any restricted cash), (h) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (i) above, all accrued and unpaid interest and penalties with respect thereto, and (h) direct or indirect guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (h) above. Indebtedness shall not, however, include (x) accrued expenses arising in the ordinary course of business or (y) endorsements of negotiable instruments for collection in the ordinary course of business and (z) indebtedness owning from the Company to its Subsidiary or from the Subsidiary of the Company to the Company.

“Indebtedness Payoff Letter” shall mean a payoff letter, in form and substance reasonably satisfactory to Purchaser, which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs, reimbursements or similar obligations related to any Funded Indebtedness and (ii) authorize the Company or its Representatives to file UCC-3 termination statements in all applicable jurisdictions and any other termination statements to evidence the release of any Liens granted by the Company or its Subsidiary to secure such Funded Indebtedness.

“Indemnified Party” shall have the meaning given to it in Section 9.6(a).

“Indemnified Persons” shall have the meaning given to it in Section 5.7(a).

“Indemnifying Party” shall have the meaning given to it in Section 9.6(a).

“Indemnity Escrow Amount” shall mean an amount equal to $10,000,000, to be deposited into escrow and held by the Escrow Agent for a period of one year plus 90 days beginning on the Closing Date pursuant to the Escrow Agreement.

“Initial Purchase Price” shall mean an amount equal to the sum of (a) $123,000,000, (b) plus the amount of the Estimated Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus Estimated Closing Cash, (d) minus Estimated Debt Payoff Amount and (e) minus Estimated Company Transaction Expenses.

“Insurance Policies” shall have the meaning given to it in Section 3.23.

“Intellectual Property” shall mean any of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) intangible property rights, as recognized by applicable Law, in formulas, designs, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Interim Financial Statements” shall have the meaning given to it in Section 3.7(a).

“Inventory” shall mean the Company’s and its Subsidiary’s inventory (excluding inventory in transit), including raw materials inventory, work-in-process, tooling and finished goods, in each case with respect to the types of inventory set forth on Annex C.

“Inventory Adjustment” shall mean with respect to any Inventory, as of any time, and to the extent not already reflected as a deduction to Inventory Value in the books and records of the Company and its Subsidiary, the aggregate value of all unusable, stale or obsolete Inventory at such time, as determined in accordance with GAAP and Annex C. For purposes of this definition, the Inventory shall be deemed to have a value equal to (x) in the case of Inventory that is aged not less than 6 months but not more than 12 months, the lesser of cost or fair market value and (y) in the case of Inventory that is aged more than 12 months, zero.

“Inventory Count” shall have the meaning given to it in Section 2.3(a).

“Inventory Value” shall have the meaning given to it in Section 2.2(a).

“Key Customer Assurances” shall have the meaning given to it in Section 2.4(b)(x).

“Knowledge of Purchaser” shall have the meaning given to it in Section 1.4(b).

“Knowledge of Seller” shall have the meaning given to it in Section 1.4(a).

“Law” shall mean any statute, law, ordinance, rule, Order, judgment, decree or regulation of any Governmental Entity.

“Leases Account Receivable” shall mean that certain account receivable due from Sifco in the amount of $2,685,114, as adjusted on the Closing Date pursuant to Section 5.17 of the Seller Disclosure Letter.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“Loss” or “Losses” shall mean any and all actual claims, judgments, awards, losses, costs or damages, including reasonable attorneys’ fees and expenses, but excluding any losses, costs or damages that do not directly and naturally arise from a breach of this Agreement or are not a reasonably foreseeable result of a breach of this Agreement (including punitive damages, unless such punitive damages are payable to a third party pursuant to a final and non-appealable Order).

“Material Adverse Effect” shall mean any change or effect having, or reasonably expected to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its Subsidiary, taken as a whole; provided, that changes or effects relating to any of the following shall not be considered in determining whether a Material Adverse Effect has occurred: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes after the date hereof in Laws or Orders or interpretations thereof or changes after the date hereof in accounting requirements or principles (including GAAP); (c) changes affecting industries, markets or geographical areas in which the Company or its Subsidiary conduct their respective businesses; (d) the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and its Subsidiary, including (i) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or its Subsidiary and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by Seller or the Company taken pursuant to Purchaser’s written request; (f) conduct by the Company or its Subsidiary (i) not prohibited under Section 5.3, (ii) prohibited under Section 5.3 for which Purchaser gave its prior written consent or (iii) prohibited under Section 5.3, which, if taken by the Company or its Subsidiary, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the Company and its Subsidiary taken as a whole; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date hereof; or (h) any action required to be taken under any Law or Order or any existing Contract by which the Company or its Subsidiary (or any of their respective properties) is bound; or (i) any failure, in and of itself, by the Company and its Subsidiary to meet any internal projections or forecasts (as distinguished from any change or effect giving rise or contributing to such failure); provided, however, that in the case of the foregoing clauses (a), (b), (c), and (f), such change or effect shall not be so disregarded to the extent that such change or effect has a disproportionate adverse effect on the Company and its Subsidiary, taken as a whole, as compared to similarly situated businesses in the United States, but only to the extent of such disproportionate impact.

“Material Contracts” shall have the meaning given to it in Section 3.17.

“Multiemployer Plan” shall have the meaning given to it in Section 3.12(c).

“New Supply Agreement” shall mean a Supply Agreement incorporating the terms and conditions attached hereto as Annex B.

“Nonparty Affiliates” shall have the meaning given to it in Section 11.5.

“Notice of Objection” shall have the meaning given to it in Section 2.3(b).

“Objection Notice” shall have the meaning given to it in Section 9.6(b).

“Obligations” shall have the meaning given to it in Section 10.1.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Permits” shall have the meaning given to it in Section 3.10.

“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due, including mechanics’ or materialmens’ Liens, which are not (individually or in the aggregate) material to the business of the Company and its Subsidiary, (b) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings, (c) Liens affecting the Real Property set forth on Section 3.19 of the Seller Disclosure Letter, and (d) any other Liens not described in clauses (a) through (c) above created by this Agreement or created by Purchaser and (e) Liens set forth on Section 1.1 of the Seller Disclosure Letter.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Period” shall mean all taxable years or other taxable periods ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.

“Products” shall mean (a) the products set forth on Annex A-1, which shall include new generations of existing Products developed for the applicable existing customers (whether replacement, substitute or substantially similar to products used for the same application by such existing customers), and as may be modified from time in accordance with the New Supply Agreement, (b) the products sold by Westport to Arvin Meritor as set forth on Annex A-2, and (c) the pipeline of products that may be sold by Westport and set forth on Annex A-3 and those products about which information has been disclosed to Sifco in a Buyer ROFR Notice (as defined in the New Supply Agreement) pursuant to the terms of that certain right of first refusal contained in the New Supply Agreement.

“Promissory Note” shall mean that certain Promissory Note, dated as of May 17, 2013, issued by SMI Holdings in favor of Westport and assumed by Seller in the principal amount of $19,500,000 together with all interest and additional amounts owed in connection therewith.

“Purchase Price Adjustment” shall have the meaning given to it in Section 2.3(d).

“Purchase Price Escrow Amount” shall mean an amount equal to $500,000, to be deposited into escrow pursuant to the Escrow Agreement.

“Purchaser” shall have the meaning given to it in the Preamble.

“Purchaser Indemnitees” shall have the meaning given to it in Section 9.2.

“Put Period” shall have the meaning given to it in Section 5.15.

“Qualified Benefit Plan” shall have the meaning given to it in Section 3.12(c).

“Qualifying Loss” shall have the meaning given to it in Section 9.4(a).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Releasees” shall have the meaning given to it in Section 11.5.

“Response Action” means any environmental sampling, analysis, investigation, reporting, monitoring, clean-up, restoration, removal or other investigative, corrective or response action at or with respect to Hazardous Materials at the Real Property.

“Restricted Period” shall have the meaning given to it in Section 5.16(a).

“Restricted Territory” shall mean (a) with respect to a Competing Business that is a Truck Products Business, the United States of America and (b) with respect to a Competing Business that is a Transportation and Logistics Business, the United States of America, Canada and Mexico.

“Return” shall have the meaning given to it in Section 3.14(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning given to it in the Preamble.

“Seller Disclosure Letter” shall have the meaning given to it in Article III.

“Seller Indemnitees” shall have the meaning given to it in Section 9.3.

“Services Agreement” shall mean that certain Services Agreement, dated as of May 17, 2013, by and between Sifco and Westport.

“Sifco” shall mean Sifco, S.A.

“Sifco Account Payable” shall mean that certain account payable due to Sifco in the amount of $3,426,846 as of October 31, 2013, together with all interest and additional amounts owed in connection therewith, calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Sifco Loan Payable” shall mean that certain loan payable owed by Westport to Sifco in the principal amount of $2,363,040, together with all interest and additional amounts owed in connection therewith, calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Sifco Loan Receivable” shall mean that certain loan receivable owed by Sifco to Westport in the amount of $6,514,584 as of October 31, 2013, together with all interest and additional amounts owed in connection therewith, calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and unmatured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Special Receivables” shall mean, collectively, the amounts (a) advanced by Westport to Sifco pursuant to the Supply Agreement; (b) advanced by Westport to Sifco pursuant to the Services Agreement, but not set off by services rendered by Sifco thereunder; and (c) the Sifco Loan Receivable, in each case, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Special Receivables Note” shall have the meaning given to it in Section 2.2(d).

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Supply Agreement” shall mean that certain Supply Agreement, dated as of May 17, 2013, by and between Sifco and Westport.

“Target Working Capital” shall mean $15,800,000, minus the Inventory Adjustment.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return) all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Matter” shall mean (a) any inquiry, audit, examination, contest, assessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings, or other adjustment of Taxes of or relating to any Tax Liability of the Company or its Subsidiary and (b) any voluntary contact with any taxing authority relating to Taxes of the Company or its Subsidiary for any Pre-Closing Period.

“Third-Party Claim” shall have the meaning given to it in Section 9.7(a).

“Transfer Taxes” shall have the meaning given to it in Section 5.10.

“Transportation and Logistics Business” shall mean any business that provides services to third parties consisting of (a) transportation services, including but not limited to dry van, flatbed, heavy haul, dedicated, refrigerated, shuttle and switching operations, and domestic and international freight forwarding, customs brokerage, final mile and ground expedite services, (b) material handling, consolidation, sequencing, assembly, sub-assembly, cross-dock services, kitting, repacking, warehousing and returnable container management services, (c) intermodal operations, including but not limited to rail-truck, steamship-truck and support services or (d) assembly, sequencing and machining automotive and class 1-8 truck products.

“Truck Products Business” shall mean any business that sells, directly or indirectly, to any Person the Products, assembled or non-assembled, machined or non-machined.

“Union” shall have the meaning given to it in Section 3.13(b).

“Units” shall have the meaning given to it in the Recitals.

“W&C” shall have the meaning given to it in Section 5.13.

“WARN” shall have the meaning given to it in Section 5.14.

“Westport” shall mean Westport Axle Corp., a Kentucky corporation.

“Working Capital Adjustment” shall mean any amount (which may be expressed as a negative number) equal to the amount of the Closing Working Capital less the Target Working Capital.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 11.3;

(b) the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted, retained and thereby made available to Purchaser through the on-line “virtual data room” established by the Company and/or its Representatives);

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes, Exhibits, Schedules, the Preamble and Recitals are references to articles, sections, annexes, exhibits, schedules, the preamble and recitals of this Agreement;

(e) the descriptive headings of the several Articles, Sections and Schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f) references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g) references to “the date hereof” shall mean as of the date of this Agreement;

(h) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(j) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(k) references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America; and

(l) the parties hereto agree that any matter, condition or set of facts which is more specifically (rather than generally or by implication) covered in any of the representations and warranties of Article III shall be solely governed by such more specific representation and warranty without reference to or inclusion within a more generalized representation and warranty that but for this sentence could be applicable to such matter, condition or set of facts.

Section 1.3 Annexes, Exhibits and the Seller Disclosure Letter. The Annexes, Exhibits and the Seller Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of Seller” or words of similar import, it shall mean the actual knowledge (assuming the reasonable discharge of such individual’s professional responsibility, after discussing such matters with the individuals reporting directly to such Person) of the first four individuals set forth in Section 1.4(a) of the Seller Disclosure Letter and the actual knowledge of the fifth individual set forth in Section 1.4(a) of the Seller Disclosure Letter, and (b) the “Knowledge of Purchaser” or words of similar import, it shall mean the actual knowledge (assuming the reasonable discharge of such individual’s professional responsibility, after discussing such matters with the individuals reporting directly to such Person) of the individuals set forth in Section 1.4(b) of the Seller Disclosure Letter.

ARTICLE II

PURCHASE AND SALE OF UNITS

Section 2.1 Purchase and Sale of Units. On the terms, and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase from Seller on the Closing Date, the Units free and clear of all Liens and together with all accrued rights and benefits attached thereto. Seller shall take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of the Units on the books and records of the Company, free and clear of all Liens and together with all accrued rights and benefits attached thereto.

Section 2.2 Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.

(a) At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) the Company’s good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”), (iii) the Company’s good faith estimate of the Company Transaction Expenses (the

“Estimated Company Transaction Expenses”), (iv) the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), (v) the Company’s good faith estimate of the Target Working Capital, including the Inventory Adjustment calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, and (vi) the amount of the Estimated Working Capital Adjustment, which statement shall quantify in reasonable detail the estimates of the items constituting such Closing Indebtedness, such Closing Cash, such Company Transaction Expenses, such Closing Working Capital, such Target Working Capital and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement. The Estimated Closing Statement shall be accompanied by supporting worksheets and a certificate of Seller setting forth Seller’s good faith estimate of the value (the “Inventory Value”) of the Company’s and its Subsidiary’s Inventory less the Inventory Adjustment, each calculated as of 11:59 P.M. on the Business Day immediately prior to the Closing Date and in accordance with Annex C. The estimate of the Inventory Value shall set forth Seller’s estimates of the ownership, types, characteristics, quantities, volumes and value of the Inventory as determined in accordance with Annex C. The Estimated Closing Statement shall be prepared in accordance with GAAP and in a manner consistent with the policies, methodologies and principles used by Seller in connection with the preparation of the Audited Financial Statements, consistently applied.

(b) No later than ten days prior to the Closing Date, Westport and Seller shall enter into assignment and assumption agreements pursuant to which (i) Westport shall, immediately prior to Closing but subject to the Closing occurring, assign to Seller Westport’s right to receive payment under the Special Receivables and the Leases Account Receivable and (ii) Seller shall, immediately prior to Closing but subject to the Closing occurring, assume Westport’s obligations to make payment under the Sifco Loan Payable and the Sifco Account Payable. Each of the pre-closing transaction documents set forth on Annex E shall promptly be delivered to Purchaser prior to execution and delivery of the same.

(c) At the Closing, Purchaser shall pay to Seller, in full consideration for the purchase by Purchaser of the Units (subject to the adjustments set forth in Section 2.3 hereof), the Initial Purchase Price minus the Escrow Amount, such payment to be made by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least two (2) Business Days prior to the Closing Date.

(d) Immediately prior to Closing but subject to Closing occurring, Westport shall assign to Seller Westport’s right to receive payment under the Special Receivables and the Leases Account Receivable, and Seller shall assume Westport’s obligations to make payment under the Sifco Loan Payable and the Sifco Account Payable, all in exchange for a note issued by Seller to Westport (the “Special Receivables Note”) with a principal amount equal to the sum of (i) the aggregate outstanding amount of the Special Receivables; (ii) plus the outstanding amount of the Leases Account Receivable; (iii) minus the outstanding amount of the Sifco Loan Payable; (iv) minus the outstanding amount of the Sifco Account Payable.

(e) At the Closing, Seller shall repay to Westport a total amount equal to the aggregate amount of the (i) outstanding amount of the Special Receivables Note and (ii) the outstanding amount of the Promissory Note, and Westport shall use all amounts received from the payment of the Special Receivables Note and the Promissory Note to repay the holders of the Funded Indebtedness. In the event any excess Funded Indebtedness remains unpaid, Westport shall pay such excess to the holders of Funded Indebtedness to the extent of its available cash.

(f) At the Closing, subject to Seller and Westport’s compliance with their respective obligations under Section 2.2(e), to the extent any Funded Indebtedness remains unpaid after compliance with Section 2.2(d), Purchaser shall pay to the holders of the Funded Indebtedness an amount equal to such remaining amount such that the total amount paid to the holders of the Funded Indebtedness pursuant to this Section 2.2(f) and Section 2.2(e) shall be equal to the Funded Indebtedness as set forth in the Indebtedness Pay-Off Letters with respect thereto delivered by Seller to Purchaser at least one (1) Business Day, but not more than three (3) Business Days, prior to the Closing Date.

(g) At the Closing, (i) Seller shall repay to Westport all amounts due and outstanding as accounts payable, vouchers payable and any other indebtedness payable to Westport by Seller, Sifco or their respective Affiliates as of the Closing Date, and (ii) Westport shall repay to Seller, Sifco or their respective Affiliates all amounts due and outstanding as accounts payable (excluding vouchers payable) and any other indebtedness payable by Westport to Seller, Sifco or their respective Affiliates as of the Closing Date. Documentation evidencing such repayment shall be furnished to Purchaser at Closing.

(h) At the Closing, Purchaser shall pay Company Transaction Expenses for which invoices have been submitted to the Company at least two (2) Business Days prior to the Closing Date provided that such invoices shall be accompanied by reasonable satisfactory documentation setting forth the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Purchaser to effect the final payment in full thereof and indicate that upon receipt of such amounts, all such Company Transaction Expenses shall have been paid in full.

(i) At the Closing, Purchaser shall deposit the Escrow Amount with the Escrow Agent, to be held by the Escrow Agent in accordance with the Escrow Agreement.

Section 2.3 Determination of Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than ninety (90) days following the Closing Date, Purchaser shall prepare or shall cause the Company to prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company as of 11:59 P.M. on the Business Day immediately prior to the Closing Date (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations of (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the amount of the Company Transaction Expenses, (D) the amount of Closing Working Capital, (E) the amount of the Working Capital Adjustment, (F) the amount of the Target Working Capital and (G) a calculation of the Final Purchase Price based on the amounts set forth in the Closing Statement. For purposes of preparing the Closing Statement, Purchaser shall make a physical count of the Inventory (the “Inventory Count”) and determine the actual Inventory Value less the Inventory Adjustment, in each case, calculated as of 11:59 P.M. on the

Business Day immediately preceding the Closing Date in accordance with Annex C. Seller and its accountants (and other representatives) shall have the right to be physically present during, participate in and monitor the Inventory Count. The Closing Statement shall be prepared in a manner consistent with the policies and principles used by Seller in connection with the preparation of the Audited Financial Statements, consistently applied and Annex C. Upon delivery of the Closing Statement by Purchaser, Purchaser shall cause the Company to provide Seller and its Representatives with reasonable access, during normal business hours, to the Company’s accounting and other personnel and to the books and records of the Company, and any other document or information reasonably requested by Seller necessary to allow Seller and its Representatives to verify the accuracy of the Closing Statement.

(b) In the event that Seller does not object to the Closing Balance Sheet or Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Purchaser within forty-five (45) days after the Seller’s receipt of the Closing Balance Sheet and the Closing Statement, the recalculation of the Initial Purchase Price pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail Seller’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of any Company Transaction Expenses, (iv) the Closing Working Capital (including the Inventory Value), (v) the Working Capital Adjustment calculated by reference thereto and (vi) a recalculation of the Initial Purchase Price based on such amounts.

(c) If the Seller delivers a Notice of Objection to Purchaser within the forty-five (45) day period referred to in Section 2.3(b), then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) Seller and Purchaser shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Seller and Purchaser) after the date of receipt by Purchaser from Seller of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to Deloitte (the “Arbitrator”);

(ii) Seller and Purchaser shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.3(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iii) the Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding;

(iv) in the event Seller and Purchaser submit any Disputed Amounts to the Arbitrator for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 2.3(c). Seller shall be responsible for that fraction of the fees and costs of the Arbitrator where (1) the numerator is the absolute value of the difference between Seller’s aggregate position with respect to the Final Purchase Price and the Final Purchase Price as recalculated based upon Arbitrator’s final determination with respect to the Disputed Amounts and (2) the denominator is the absolute value of the difference between Seller’s aggregate position with respect to the Final Purchase Price and Purchaser’s aggregate position with respect to the Final Purchase Price, and Purchaser shall be responsible for the remainder of such fees and costs; and

(v) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.3(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.3(a). The Arbitrator shall only decide the specific items under dispute by the parties and if (A) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Seller or Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Seller or Purchaser or (B) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Seller or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Seller or Purchaser.

(d) Upon the determination, in accordance with Section 2.3(b) or Section 2.3(c), of the Final Purchase Price, Seller or Purchaser, as the case may be, shall make the payment required by this Section 2.3(d). The amount payable by Seller or Purchaser pursuant to this Section 2.3(d) is referred to herein as the “Purchase Price Adjustment.”

(i) If the Final Purchase Price is greater than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, (A) Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay Seller, by bank wire transfer of immediately available funds, to an account designated in writing by Seller, an amount in cash equal to the Purchase Price Escrow Amount (together with any interest earned thereon) and (B) Purchaser shall pay to Seller, by bank wire transfer of immediately available funds, to an account designated in writing by Seller, an amount in cash equal to the Purchase Price Adjustment.

(ii) If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, (A) Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay Purchaser, by bank wire transfer of immediately available funds, to an account designated in writing by Purchaser, an amount in cash equal to the Purchase Price Adjustment (together with any interest earned thereon) out of the Purchase Price Escrow Amount, and (B) Purchaser and Seller shall direct the Escrow Agent to pay to Seller the remainder, if any, of the Purchase Price Escrow Amount (together with any interest earned thereon); provided, that if the Purchase Price Adjustment is greater than the Purchase Price Escrow Amount, then (C) Purchaser and Seller shall direct the Escrow Agent to pay to Purchaser the Purchase Price Escrow Amount (together with any interest earned thereon) and (D) Seller shall pay to Purchaser, by bank wire transfer of immediately available funds, to an account designated in writing by Purchaser, an amount in cash equal to the difference between the Purchase Price Adjustment and the Purchase Price Escrow Amount.

Section 2.4 Closing; Closing Deliverables.

(a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale referred to in Section 2.1 hereof (the “Closing”) shall take place on December 27, 2013 at 10:00 A.M. at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787, or as soon as practicable, but in any event, within one (1) Business Day after the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b) At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) a certificate signed by an authorized officer of Seller, dated as of the Closing Date, confirming the matters set forth in Section 6.2(a) and Section 6.2(b) hereof;

(ii) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation and foreign qualification to the effect that the Company and, to the extent that the relevant jurisdictions provides such a certificate, its Subsidiary are in good standing (or the equivalent thereof) in such jurisdictions and listing all charter documents (or the equivalent governing documents) of the Company and its Subsidiary on file;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller and each Guarantor certifying that attached thereto are true and complete copies of all resolutions adopted by such Person’s board of directors authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller and each Guarantor certifying the names and signatures of the officers of such Person authorized to sign this Agreement and the other transaction documents to be delivered hereunder;

(v) a duly executed Indebtedness Payoff Letter from each of the holders of Funded Indebtedness, certifying that all such Funded Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 2.2(d) hereof;

(vi) the Escrow Agreement, duly executed by the Seller;

(vii) the New Supply Agreement, duly executed by Sifco;

(viii) reasonable documentation evidencing the (A) termination of the Supply Agreement and the Services Agreement, (B) cancellation of the Promissory Note, and (C) cancellation of the Special Receivables Note;

(ix) a certificate meeting the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) certifying that the Units of the Company are not a U.S. real property interest;

(x) written confirmation from each Person identified in Section 2.4(b)(x) of the Seller Disclosure Letter of the matters set forth therein (collectively, the “Key Customer Assurances”); and

(xi) duly executed letters of resignation, effective as of the Closing Date, providing for the resignation of such directors and officers of the Company and its Subsidiary as designated by Purchaser at least three (3) Business Days prior to the Closing.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i) the Initial Purchase Price minus the Escrow Amount;

(ii) the Escrow Agreement, duly executed by Purchaser;

(iii) the New Supply Agreement, duly executed by Purchaser; and

(iv) a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.3(a) and Section 6.3(b) hereof.

Section 2.5 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.3 shall be deemed to be, and each of Seller and Purchaser shall treat such payments as, an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the disclosure letter delivered by Seller to Purchaser (the “Seller Disclosure Letter”) concurrently with the execution of this Agreement, Seller hereby represents and warrants to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 3.1 Due Organization, Good Standing and Corporate Power. Seller is an exempted company, duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Seller. Seller has delivered prior to the date hereof to Purchaser copies of its certificate of formation, as amended and in full force and effect as of the date hereof. Seller is not in violation of any of the provisions of its certificate of formation or by-laws.

Section 3.2 Authorization; Noncontravention.

(a) Seller has the requisite corporate power and authority and has taken all corporate and other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby and thereby, the consummation by Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing shall be, duly authorized and approved by all necessary corporate or other action. This Agreement has been, and all other instruments and agreements to be executed and delivered by Seller as contemplated hereby shall be, duly executed and delivered by Seller. Assuming that this Agreement constitutes a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Seller as contemplated hereby constitute valid and binding obligations of Purchaser, such instruments and agreements shall constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby shall not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Seller, the Company or its Subsidiary, (ii) create any material Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiary, (iii) except as set forth in Section 3.2 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, conflict with or result in a breach of, constitute a default under, or result in the acceleration of any obligation under any material Contract or other instrument to which Seller, the Company or its Subsidiary is a party or by which any of their respective material properties or assets are bound, or under any material Permit affecting the properties, assets or business of the Company or its Subsidiary, or (iv) subject to the applicable requirements of the HSR Act, contravene any Law or any Order applicable to Seller, the Company or its Subsidiary or by which any of their respective material properties or assets are bound.

Section 3.3 Ownership of Units. Except as set forth on Section 3.3 of the Seller Disclosure Letter, Seller has good and valid title to the Units free and clear of all Liens, and is the record and beneficial owner thereof. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding membership interests of the Company. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall possess good and valid title to the Units, free and clear of all Liens. The assignments, endorsements and other instruments of transfer delivered by Seller to Purchaser at the Closing shall be sufficient to transfer Seller’s entire interest in the Units to Purchaser free and clear of all Liens.

Section 3.4 Company and its Subsidiary.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material aspects. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify has not had and would not have a Material Adverse Effect.

(b) Section 3.4(b) of the Seller Disclosure Letter lists the Subsidiary of the Company. The Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and the Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted in all material aspects. The Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification necessary, except where the failure to so qualify has not had and would not have a Material Adverse Effect.

(c) Neither the Company nor its Subsidiary owns, directly or indirectly, any capital stock or other equity, ownership, proprietary or voting interest in any Person other than the Subsidiary of the Company set forth on Section 3.4(c) of the Seller Disclosure Letter.

Section 3.5 Capitalization. The authorized equity capitalization of the Company consists of uncertificated membership interests as reflected in the Company’s limited liability company agreement. All of the Units are issued and outstanding and owned by Seller. The Company’s Subsidiary has the capitalization set forth on Section 3.5 of the Seller Disclosure Letter. All issued and outstanding membership interests or shares of capital stock or other equity interests of the Company and its Subsidiary, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in this Agreement, no membership interests or other equity securities of the Company were issued, reserved for issuance or are outstanding. Neither the Company nor its Subsidiary is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests or other equity interest in the Company or its Subsidiary. All of the Units were issued in compliance with applicable Laws. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.

Section 3.6 Consents and Approvals. Assuming all filings required under the HSR Act are made and any waiting periods thereunder have been terminated or expired, no consent, approval, Permit, governmental order, declaration of or filing with any Governmental Entity must be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller, the Company and its Subsidiary of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, would not have a Material Adverse Effect.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) Seller has delivered to Purchaser (i) the audited balance sheet of Westport and the related audited statements of income, stockholder’s equity and cash flows for the fiscal year ended December 31, 2012 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiary as of September 30, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income, stockholder’s equity and cash flows for the nine (9) months ended on the Balance Sheet Date (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, including the footnotes thereto, except as described therein or on Section 3.7(a) of the Seller Disclosure Letter and, in the case of the Interim Financial Statements except for the absence of notes thereto, and subject to normal year-end adjustments which will not be material, in each case, have been prepared in accordance with GAAP, consistently followed throughout the periods indicated.

(b) The Financial Statements are based on the books and records of the Company and its Subsidiary, and fairly present, in all material respects, the financial condition and the results of the income, stockholder’s equity and cash flows of the Company and its Subsidiary as of the respective dates and for the respective periods they were prepared. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) Except as set forth on Section 3.7(c) of the Seller Disclosure Letter, the Company and its Subsidiary do not have any Liabilities that are required to be set forth on a consolidated balance sheet prepared in accordance with GAAP, except (i) Liabilities reflected on the Financial Statements as of the Balance Sheet Date, (ii) Liabilities incurred in the ordinary course of business consistent in types and amounts with past practice since the Balance Sheet Date and (iii) Liabilities incurred in connection with the transactions contemplated hereby.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Section 3.8 of the Seller Disclosure Letter and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or its Subsidiary, any (a) event, occurrence or development that has had a Material Adverse Effect; (b) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements; (c) material change in cash management practices and the policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (d) transfer, assignment, sale or other disposition, other than in the ordinary course of business or as reflected in the reserve for obsolete inventory, of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements; (e) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property; (f) material damage, destruction or loss (whether or not covered by insurance) to its property; (g) acceleration, termination, material modification to or cancellation of any Material Contract; (h) any material capital expenditures in excess of $50,000, individually, or $100,000 in the aggregate; (i) (1) grant of any bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as made available in any written Contracts or required by applicable Law, or (2) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant; (j) entry into a new line of business or abandonment or discontinuance of existing lines of business; (k) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (l) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; (m) acquisition by merger or consolidation with, or by any other manner, any business or any Person or any division thereof; (n) action by the Company to make, change or rescind any Tax election, amend any Return or take any position on any Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser in respect of any Post-Closing Period; or (o) any Contract to do any of the foregoing.

Section 3.9 Compliance with Laws. The operations of the Company and its Subsidiary are not being, and since January 1, 2011 have not been, conducted in violation of any Law or Order applicable to the Company or its Subsidiary, except for violations that would not have a Material Adverse Effect. Neither the Company nor its Subsidiary is in receipt of any written notice, or under investigation, with respect to any failure to comply with any provision of applicable Law or Order.

Section 3.10 Permits. The Company and its Subsidiary hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or its Subsidiary as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, except to the extent that any such failure to hold Permits or any such default would not have a Material Adverse Effect. All such Permits are valid and in full force and effect, and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Seller Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened, (a) against, by or affecting the Company or its Subsidiary, or any of their respective properties, assets or rights in any material adverse manner, or (b) against, by or affecting Seller, the Company or its Subsidiary, which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. To the Knowledge of Seller, no event has occurred or circumstances exist that shall give rise to, or serve as a basis for, any such Action. There are no unsatisfied judgments, penalties or awards against or affecting the Company, its Subsidiary or any of their respective properties or assets.

Section 3.12 Employee Benefit Plans.

(a) Each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, and fringe-benefit agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or its

Subsidiary, or under which the Company or its Subsidiary has or reasonably expects to have any Liability, in each case for the benefit of any current or former employee, officer or director of the Company or its Subsidiary (collectively, the “Employee Benefit Plans”) is listed on Section 3.12(a) of the Seller Disclosure Letter.

(b) With respect to each Employee Benefit Plan, Seller has made available to Purchaser accurate, current and complete copies of each of the following: (i) where the Employee Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements now in effect; (iv) copies of any summary plan descriptions and summaries of material modifications relating to any Employee Benefit Plan; (v) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Employee Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Employee Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Employee Benefit Plan.

(c) Each Employee Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor, to the Knowledge of Seller, has such revocation or unavailability been threatened. Nothing has occurred with respect to any Employee Benefit Plan that has subjected or would reasonably be expected to subject the Company or its Subsidiary to a material penalty under Section 502 of ERISA or to material tax or penalty under Section 4975 of the Code. All contributions and premiums relating to each Employee Benefit Plan required to have been paid or accrued have been timely paid or accrued in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles.

(d) None of the Company or its Subsidiary has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability Title IV of ERISA; (ii) failed to timely pay required premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Employee Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Neither the Company nor its Subsidiary has any commitment or obligation to adopt, amend or modify any Employee Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise, except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Company or its Subsidiary has any Liability to provide post-termination or retiree welfare benefits to any individual.

(h) There is no pending or, to the Knowledge of Seller, threatened Action relating to any Employee Benefit Plan (other than routine claims for benefits), and no Employee Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, in each case, that would reasonably be expected to result in a material liability of the Company or its Subsidiary.

(i) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, pursuant to any Employee Benefit Plan: (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant of the Company or its Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or its Subsidiary to merge, amend or terminate any Employee Benefit Plan; (iv) increase the amount payable under any Employee Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties of Seller concerning Employee Benefit Plans.

Section 3.13 Labor Matters.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Letter, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company and its Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Closing Balance Sheet), except as would not reasonably be expected, individually or in the aggregate, to result in a material liability for the Company or its Subsidiary. To the Knowledge of Seller, as of the date hereof, no existing employee or consultant whose annual salary is in excess of $100,000 (exclusive of bonuses) has given notice to the Company or its Subsidiary to cancel or otherwise terminate such Person’s relationship with the Company or its Subsidiary.

(b) Except as set forth on Section 3.13(b) of the Seller Disclosure Letter, neither the Company nor its Subsidiary is, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to the Knowledge of Seller, as of the date hereof, no Union or group of employees is currently seeking to organize employees of the Company or its Subsidiary for the purpose of collective bargaining. There is not, nor has there been during the past three years, any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar collective labor disruption or dispute affecting the Company or its Subsidiary. As of the date hereof, neither the Company nor its Subsidiary has any duty to bargain with any Union.

Section 3.14 Tax Matters. Except as set forth on Section 3.14 of the Seller Disclosure Letter:

(a) All material returns, statements, forms and reports for Taxes (each, a “Return”) that are required to be filed by or with respect to the Company or its Subsidiary on or before the Closing Date have been, or will be, timely filed. Such Returns are, or will be, true, complete and correct in all respects. No claim has been made by any taxing authority in any jurisdiction where the Company or its Subsidiary does not file Returns that such Person is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiary. Seller has delivered to Purchaser copies of all federal, state, local and foreign income, franchise and similar Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or its Subsidiary for all Tax periods ending on or after December 31, 2010.

(b) Except which would not have a Material Adverse Effect, all Taxes and Tax Liabilities of the Company and its Subsidiary that are due and payable on or prior to the Closing Date have been (or shall be) paid on or prior to the Closing Date or accrued on the books and records of the Company and its Subsidiary in accordance with GAAP.

(c) Each of the Company and its Subsidiary has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all material information reporting and backup withholding provisions of applicable Law.

(d) The amount of the Company’s and its Subsidiary’s Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed in any material amount the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(e) Section 3.14(e) of the Seller Disclosure Letter sets forth (i) the taxable years of the Company and its Subsidiary as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, (ii) those years for which examinations by the taxing authorities have been completed, and (iii) those taxable years for which examinations by taxing authorities are presently being conducted. All deficiencies asserted, or assessments made, against the Company or its Subsidiary as a result of any examinations by any taxing authority has been fully paid. Neither the Company nor its Subsidiary is a party to any Action by any taxing authority, and there are, to the Knowledge of the Seller, no pending or threatened Actions against the Company or its Subsidiary by any taxing authority. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or its Subsidiary. Except as set forth in Section 3.14(e) of the Seller Disclosure Letter, neither the Company nor its Subsidiary is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than in the ordinary course of business. Neither the Company nor its Subsidiary is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or its Subsidiary.

(f) Neither the Company nor its Subsidiary has any Liability for Taxes of any Person (other than the Company or its Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(g) Neither the Company nor its Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code. Neither the Company nor its Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Neither the Company nor its Subsidiary is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h) Section 3.14(j) of the Seller Disclosure Letter sets forth all foreign jurisdictions in which the Company or its Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor its Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.

(i) The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties of Seller with respect to Taxes, and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in this Section 3.14. Notwithstanding any provision in this Agreement to the contrary, Seller makes no representation as to the amount of, or limitations on, of any net operating losses, tax credits or other tax attributes that the Company or its Subsidiary may have, and no breach or inaccuracy of any representation or warranty in this Section 3.14 shall entitle the Purchaser Indemnitees to be indemnified for Taxes in respect of any Post-Closing Period.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Seller Disclosure Letter sets forth hereto sets forth all patents, trademark registrations, service mark registrations, trade names, Internet domain name registrations, copyright registrations, and all applications for any of the foregoing that are owned by the Company or its Subsidiary (“Company Intellectual Property”). As of the date hereof, the Company or its Subsidiary owns or has the right to use all Intellectual Property necessary for the operation of the business of the Company and its Subsidiary as currently conducted in all material aspects. Except as set forth in Section 3.15(a) of the Seller Disclosure Letter, each item of Intellectual Property owned or used by the Company or its Subsidiary prior to the Closing will be owned, licensed or available for use by the Company or its Subsidiary on identical terms and conditions immediately after the Closing.

(b) All required filings and fees related to the Company Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all such Company Intellectual Property are otherwise in good standing. Except as set forth on Section 3.15(b) of the Seller Disclosure Letter, the Company or its Subsidiary owns exclusively all right, title and interest in and to the Company Intellectual Property, free and clear of Liens. To the Knowledge of Seller, the Company and its Subsidiary are in full compliance with all material legal requirements applicable to the Company Intellectual Property and their ownership and use thereof.

(c) To the Knowledge of Seller, the Company’s and its Subsidiary’s conduct of its business as currently conducted, and conducted since January 1, 2011 do not infringe, violate or misappropriate the Intellectual Property of any Person. None of Seller, the Company or its Subsidiary has received any written notice, and no Action has been instituted and is currently pending or, to the Knowledge of Seller, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding Governmental Order.

(d) Section 3.15(d) of the Seller Disclosure Letter lists all licenses, sublicenses and other agreements pursuant to which the Company or its Subsidiary is granted or grants rights, interests or authority to or by any Person with respect to any Intellectual Property (except for licenses for commercially available off-the-shelf or “shrink-wrap” software). To the Knowledge of Seller, all such agreements are valid, binding and enforceable between the Company or its Subsidiary and the other parties thereto, and the Company or its Subsidiary and such other parties are in full compliance with the material terms and conditions of such agreements. To the Knowledge of Seller, no Person is infringing, violating or misappropriating any Company Intellectual Property.

(e) The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning Intellectual Property.

Section 3.16 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Seller is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company, its Subsidiary or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby, other than fees payable to Stephens, Inc. and Eurovest.

Section 3.17 Material Contracts.

(a) Section 3.17 of the Seller Disclosure Letter sets forth the following Contracts to which the Company or its Subsidiary is a party (such Contracts, together with all Contracts concerning (x) the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.19 of the Seller Disclosure Letter, and (y) affiliate transactions disclosed in Section 3.23 of the Seller Disclosure Letter, being a “Material Contract”):

(i) all Contracts to purchase or supply raw materials, supplies, products or other personal property or services of an amount or value in excess of $150,000 and that cannot be canceled without penalty on less than ninety (90) days’ notice;

(ii) all Contracts that require the Company or its Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company or its Subsidiary of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness of the Company or its Subsidiary;

(viii) all Government Contracts;

(ix) all Contracts containing restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock or other equity or voting interests of the Company or its Subsidiary;

(x) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute and involving any outstanding payment obligations or containing any restrictions on the operations of the Company or its Subsidiary, other than any confidentiality, release or non-disparagement provisions;

(xi) all Contracts that limit or purport to limit, restrain or impede the ability of the Company or its Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xii) any Contracts that provide for any joint venture, partnership or similar arrangement by the Company; and

(xiii) all collective bargaining agreements or Contracts with any Union.

(b) Notwithstanding anything in this Section 3.17, “Material Contracts” shall not include any Contract that shall be fully performed or satisfied as of or prior to Closing. Each Material Contract is (i) valid and binding on the Company or its Subsidiary in accordance with its terms and (ii) in full force and effect. Each of the Company and its Subsidiary has duly complied with its respective material obligations under each Material Contract. Neither the Company nor its Subsidiary is in default under any Material Contract, and to the Knowledge of Seller, (x) no event has occurred which, with notice or lapse of time or both, would constitute an event of default under any Material Contract or may be grounds for termination of any Material Contract, and (y) no other party thereto is materially in default or, but for the requirements of notice or lapse of time or both, would be materially in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. True, correct and complete copies of all written Material Contracts (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 3.18 Environmental Matters. Except as set forth on Section 3.18 of the Seller Disclosure Letter, and except as would not reasonably be expected to result in a material liability of the Company, as of the date hereof:

(a) Each of the Company and its Subsidiary is and for the past five years has been in compliance with all applicable Environmental Laws, and Seller has not, received from any Person any written notice of violation, written notice of a lawsuit, or written request for information pursuant to any Environmental Law concerning the Company or its Subsidiary, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements of the Company or its Subsidiary as of the Closing Date;

(b) each of the Company and its Subsidiary has obtained, and is in compliance with, all Permits required under applicable Environmental Laws (“Environmental Permits”) in connection with the operation of its properties, assets and business; each such Environmental Permit is in full force and effect in accordance with the Environmental Laws; and neither Seller nor the Company has received any written communication regarding any material adverse change in the status or terms and conditions of any Environmental Permit;

(c) to the Knowledge of Seller, there are no proceedings or Actions by any Governmental Entity or other Person pending or threatened in writing in connection with the present operation of the business, properties or assets of the Company or its Subsidiary under any Environmental Law;

(d) neither the Company nor its Subsidiary is subject to any Order or settlement addressing a violation of or Liability under any Environmental Law, and neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the release or regulation of Hazardous Materials that might, after the Closing Date, reasonably be expected to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or its Subsidiary as currently carried out;

(e) there has been no release of Hazardous Materials in contravention of Environmental Law at any real property currently or, to the Knowledge of Seller, formerly owned, operated or leased by or to the Company or its Subsidiary that requires a Response Action, and neither the Company nor Seller has received a written notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company or its Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a violation of Environmental Law or term of any Environmental Permit by, Seller, the Company or its Subsidiary;

(f) neither the Company nor its Subsidiary has retained or assumed, by Contract or operation of Law, any unresolved Liabilities or obligations of third parties under Environmental Law; and

(g) none of the Company, its Subsidiary, any of their respective Affiliates is conducting or has conducted a Response Action relating to any release, discharge or disposal of Hazardous Materials or violation or alleged violation of any Environmental Laws.

Section 3.19 Title to Property.

(a) The Company or its Subsidiary has good and valid (and, in the case of owned Real Property, good fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(b) Section 3.19(b) of the Seller Disclosure Letter lists (i) the street address of each parcel of Real Property; (ii) if such Real Property is leased or subleased by the Company or its Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or its Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller, the Company or its Subsidiary and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Real Property. Except as set forth in Section 3.19(b) of the Seller Disclosure Letter, neither the Company nor its Subsidiary is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The use and operation of the Real Property in the conduct of the Company’s and its Subsidiary’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to the Knowledge of Seller, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.20 Condition and Sufficiency of Assets. Except as set forth in Section 3.20 of the Seller Disclosure Letter, the tangible personal property owned or leased by the Company and its Subsidiary, together with all owned and leased real property of the Company and its Subsidiary are adequate and sufficient for the operation of the business of the Company and its Subsidiary as currently conducted in all material aspects.

Section 3.21 Insurance. Section 3.21 of the Seller Disclosure Letter sets forth a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company and its Subsidiary) and relating to the assets, business, operations, employees, officers and directors of the Company and its Subsidiary (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Purchaser. Section 3.21 of the Seller Disclosure Letter also sets forth a true and complete list of the claims history under the Insurance Policies since January 1, 2012. Such Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates (including the Company and its Subsidiary) has received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 3.21 of the Seller Disclosure Letter, there are no claims related to the business of the Company or its Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company and its Subsidiary) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 3.22 Product Liability and Warranty. Except as set forth in Section 3.22 of the Seller Disclosure Letter, to the Knowledge of Seller, since January 1, 2011, (i) each Product manufactured or sold by the Company and its Subsidiary has been in conformity with all contractual commitments and all express and implied warranties, in each case, to the extent applicable, (ii) neither the Company nor its Subsidiary has any Liability for replacement or repair thereof or other damages in connection therewith, subject to the amount of the reserve for product warranty claims reflected in the Financial Statements, and (iii) neither the Company nor its Subsidiary has received any written notice asserting a material claim for product liability or breach of warranty (including implied warranties) involving any of the Products, except to the extent and in the amount reserved therefor in the Financial Statements, and there has been no recall of any of the Products. Since January 1, 2011, neither the Company nor its Subsidiary has been denied product liability insurance coverage.

Section 3.23 Transactions with Affiliates. Except as set forth on Section 3.23 of the Seller Disclosure Letter, since the date of the Audited Financial Statements, there have been no material Contracts or transactions of any kind between the Company or its Subsidiary and any Person (other than the Company or its Subsidiary) who is an Affiliate of the Company or its Subsidiary. Except as set forth on Section 3.23 of the Seller Disclosure Letter, to the Knowledge of Seller, no officer, director or manager of the Company, its Subsidiary or Seller (nor any Affiliate of any such Person) has, directly or indirectly, any economic interest in any Person (other than passive investments that do not involve any participation in the management or affairs of such Person) that (a) competes with the Company or its Subsidiary, (b) purchases from or sells or furnishes to the Company or its Subsidiary any services or products or (c) owns any property or right, tangible or intangible, that is used by the Company or its Subsidiary. Section 3.23 of the Seller Disclosure Letter lists all loans currently outstanding from or to the Company or any Subsidiary to or by any employee.

Section 3.24 Customers and Suppliers.

(a) Section 3.24(a) of the Seller Disclosure Letter sets forth an accurate and complete list of the top ten (10) customers of the Company and its Subsidiary, taken as a whole, for the period ended December 31, 2012. The relationships of the Company and its Subsidiary with each such customer are good commercial working relationships, and since January 1, 2011, no such customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiary. Since January 1, 2011, none of Seller, the Company or its Subsidiary has received any notice that any such customer may cancel or otherwise materially and adversely modify its relationship with the Company or its Subsidiary, or its purchase of the services or products of the Company and its Subsidiary either as a result of the transactions contemplated hereby or otherwise.

(b) Section 3.24(b) of the Seller Disclosure Letter sets forth an accurate and complete list of the top ten (10) suppliers of the Company and its Subsidiary, taken as a whole, for the period ended December 31, 2012. The relationships of the Company and its Subsidiary with each such supplier are good commercial working relationships, and since January 1, 2011, no such supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company or its Subsidiary. Since January 1, 2011, none of Seller, the Company or its Subsidiary has received any notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with the Company or its Subsidiary, or its supply of the services or products of the Company and its Subsidiary either as a result of the transactions contemplated hereby or otherwise.

Section 3.25 Books and Records. The minute books, which have been made available to Purchaser, contain accurate and complete records of the meetings covered thereby, and of actions taken by written consent of, the members, stockholders, board of directors, managers and any committees of the board of directors or managers of the Company and its Subsidiary set forth therein. At the Closing, all of those books and records will be in the possession of the Company or its Subsidiary.

Section 3.26 Bank Accounts. All of the bank accounts of the Company and its Subsidiary and Persons with signing authority for such bank accounts are set forth on Section 3.26 of the Seller Disclosure Letter. Except as set forth on Section 3.26 of the Seller Disclosure Letter, to the Knowledge of the Seller, there are no outstanding powers of attorney executed on behalf of the Company or its Subsidiary with respect to such bank accounts.

Section 3.27 Officers and Directors. Section 3.27 of the Seller Disclosure Letter sets forth the name and title of each officer and director of the Company and its Subsidiary as of the date hereof.

Section 3.28 Exclusivity of Representations. The representations and warranties made by Seller in this Article III (as qualified by the Seller Disclosure Letter hereto) are the exclusive representations and warranties made by the Company with respect to the Company and its Subsidiary, including the assets of each of them. Seller hereby disclaims any other express or implied representations or warranties made by any Person with respect to itself or its Subsidiary. Except as expressly set forth herein, the condition of the assets of the Company and its Subsidiary shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or its Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or its Subsidiary. It is understood that any Due Diligence Materials made available to Purchaser or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1 Due Organization, Corporate Power and Good Standing.

(a) Purchaser is a corporation duly organized and validly existing under the Laws of the State of Michigan and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as not being conducted.

(b) Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of organization, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a material adverse effect on Purchaser.

Section 4.2 Authorization; Noncontravention.

(a) Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors of Purchaser. This Agreement has been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby shall be, duly executed and delivered by Purchaser. Assuming that this Agreement constitutes a valid and binding obligation of Seller, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby constitute valid and binding obligations of Seller, such instruments and agreements shall constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby shall not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Purchaser, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or (iii) subject to (A) the applicable requirements of the HSR Act and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices, contravene any Law or any Order applicable to Purchaser or by which any of its properties or assets are bound.

Section 4.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 4.4 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Purchaser is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.5 Financing. Purchaser has, and on the Closing Date Purchaser shall have, sufficient funds available (through existing credit agreements or otherwise) to enable it to consummate the purchase of Units and the other transactions contemplated by this Agreement.

Section 4.6 Solvency. Purchaser is not entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Affiliates. Immediately after giving effect to the transactions contemplated hereby, the Company and its Subsidiary shall be Solvent and shall have adequate capital to carry on their respective businesses.

Section 4.7 Litigation. There is no Action, suit, proceeding at Law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Purchaser, threatened, against or affecting Purchaser, or any of its properties or rights with respect to, or that would in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated hereby.

Section 4.8 Investment Intent.

(a) Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Units, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Purchaser qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Purchaser understands that the acquisition of the Units to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Purchaser can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of its investment in the Units to be acquired by it pursuant to the transactions contemplated hereby.

(d) Purchaser understands that the Units to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Purchaser acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Purchaser acknowledges that there is no public market for the Units and that there can be no assurance that a public market shall develop.

Section 4.9 Acknowledgment by Purchaser. Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiary, which investigation, verification, review and analysis was conducted by Purchaser and its Affiliates and, to the extent Purchaser deemed appropriate, by Purchaser’s Representatives. Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiary for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s Representatives (except the specific representations and warranties of Seller set forth in Article III), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) none of the Company, its Subsidiary or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Company or its Subsidiary made available to Purchaser, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or its Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of Purchaser, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), or (ii) any information delivered or made available pursuant to Section 5.1(a), or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company or its Subsidiary, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(b) none of the Company, its Subsidiary or any of their respective directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to Purchaser, in materials made available in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).

Section 4.10 Exclusivity of Representations. The representations and warranties made by Purchaser in this Article IV are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Access to Information Concerning Properties and Records.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, except as prohibited by Law, Seller shall, and shall cause the Company and its Subsidiary to, upon reasonable prior notice and during regular business hours, afford Purchaser and each of its Representatives access to the Representatives, properties, books and records of the Company and its Subsidiary to the extent Purchaser reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, Seller shall furnish promptly to Purchaser all financial and operating data and other information concerning the Company’s and its Subsidiary’s businesses, properties and personnel as Purchaser may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Company or its Subsidiary.

(b) Nothing contained in this Agreement shall be construed to give to Purchaser, directly or indirectly, rights to control or direct the Company’s or its Subsidiary’s operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiary’s operations.

(c) Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, counsel, accountants, consultants, financing sources and other authorized Representatives to) contact any supplier, distributor, customer, agent or Representative of the Company or its Subsidiary for any purpose reasonably related to the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.2 Confidentiality. From and after the date of this Agreement, subject to Section 5.8 of this Agreement, Purchaser agrees it shall be bound by and comply with the obligations of the Confidentiality Agreement. From and as of the Closing, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

Section 5.3 Conduct of Business Pending the Closing Date.

(a) Seller agrees that, except as (i) set forth on Section 5.3 of the Seller Disclosure Letter, (ii) may be required or not otherwise prohibited by this Agreement, or (iii) required by Law, by a Governmental Entity, or by any Contract to which the Company or any of the Company Subsidiaries is bound and which is set forth on the Seller Disclosure Letter, or to the extent Purchaser shall otherwise consent in writing, during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 8.1, it shall cause the Company and its Subsidiary to conduct their respective operations only in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with suppliers, clients and others having business relationships with them, including through ordinary course renewals, negotiations with and amendments to such relationships.

(b) In furtherance and not in limitation of Section 5.3(a) hereof, Seller agrees that during the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 8.1, except as set forth on Section 5.3(b) of the Seller Disclosure Letter, the Company shall not, and shall cause its Subsidiary not to, effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Purchaser):

(i) make any change in or amendment to its certificate of incorporation or its by-laws, certificate of formation or limited liability company agreement (or comparable governing documents), as applicable, other than to the extent required by applicable Law;

(ii) issue or sell, or authorize to issue or sell, any units or shares of its membership interests or capital stock, as applicable, or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any units or shares of its membership interests, capital stock, or any other ownership interests, as applicable;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares or units of its capital stock, membership interests or its other securities, as applicable;

(iv) other than as may be required by Law, sell, transfer, lease, license, encumber or otherwise dispose of, or agree to sell, transfer, lease, license, encumber or otherwise dispose of (i) any property or assets (other than the disposition of inventory or equipment in the ordinary course of business consistent with past practice), (ii) mortgage or encumber or otherwise subject to any Lien any material properties or material assets (other than by Permitted Liens) or (iii) cancel or waive any material debts owed to or claims or rights held by the Company or any Subsidiary (except in the ordinary course of business consistent with past practice);

(v) other than in the ordinary course of business consistent with past practice, amend, modify, terminate or waive rights with respect to any Material Contract (other than the Supply Agreement and/or the Services Agreement) or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Company and its Subsidiary may extend the term of any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi) (A) incur any Indebtedness, other than letters of credit incurred in the ordinary course of business consistent with past practice or borrowings under existing credit facilities set forth on Section 5.3(b)(vi) of the Seller Disclosure Letter, or (B) make any loans or advances to any other Person, other than loans and advances to employees consistent with past practice;

(vii) grant or agree to grant to any director, officer or employee of the Company or its Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or employee benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (A) as may be required under applicable Law, (B) pursuant to the Employee Benefit Plans of the Company or its Subsidiary in effect on the date hereof, (C) in the ordinary course, (D) payment of any accrued or earned but unpaid compensation or (E) as required pursuant to employment, retention or change-of-control Contracts existing as of the date hereof;

(viii) cancel or forgive any Indebtedness owed to the Company or its Subsidiary, other than Indebtedness of the Company to its Subsidiary or Indebtedness for borrowed money of its Subsidiary to the Company;

(ix) except as may be required by Law, any Governmental Entity or under GAAP, (A) change its fiscal year, (B) change any Tax elections, amend any Returns, change the past practice or reporting position in filing any Returns, or settle any Tax controversies or audits (except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law), or (C) make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(x) form any Subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of the Company and its Subsidiary in the ordinary course consistent with past practice);

(xi) effectuate a “plant closing” or “mass layoff” (as those terms are defined under WARN) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or its Subsidiary;

(xii) make capital expenditures in excess of $100,000 in the aggregate; or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.3.

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiary prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company and its Subsidiary and notwithstanding anything contained herein to the contrary, no consent of Purchaser shall be required with respect to any matter set forth in Section 5.3 or elsewhere in this Agreement to the extent that the requirement of such consent or not taking any action or refraining from taking any action that would otherwise require consent could violate any applicable Law.

(d) Notwithstanding anything contained in this Agreement to the contrary, the Company and its Subsidiary shall be permitted to periodically settle intercompany balances (including through cash dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms). The Company and its Subsidiary are allowed to dividend all Cash and Cash Equivalents of the Company and its Subsidiary to Seller immediately prior to Closing, provided that any such dividend of Cash and Cash Equivalents is properly reflected in the Closing Cash calculation set forth on the Estimated Closing Statement and the Closing Statement.

Section 5.4 Commercially Reasonable Efforts.

(a) Except as set forth in Section 5.4(b) and the terms and conditions set forth herein, and to applicable legal requirements, each of Purchaser and Seller shall cooperate and use their commercially reasonable efforts to execute and deliver such additional documents, instruments and conveyances, to take or cause to be taken, all appropriate action, and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, in order to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Further, Purchaser and Seller shall, and shall cause their respective applicable Affiliates to, negotiate in good faith and use their respective commercially reasonable efforts to finalize the New Supply Agreement so that the New Supply Agreement may be executed no later than December 10, 2013 and become effective on the Closing Date, subject to the Closing occurring.

(b) Seller shall, and shall cause the Company to, use their respective reasonable best efforts to obtain, as soon as practicable, the Key Customer Assurances. Purchaser shall use its reasonable best efforts to cooperate with Seller in connection with obtaining the Key Customer Assurances. Purchaser and Seller shall consult and cooperate with each other, shall work together in good faith and shall promptly inform the other party of any material communication received by such party in order to fulfill the provisions of this Section 5.4(b); provided, that Seller shall control the manner and timing of its requests to obtain the Key Customer Assurances. Neither Seller nor Purchaser shall participate in any meeting in connection with the Key Customer Assurances unless such party first consults with the other party in advance and gives such other party the opportunity to be present at such meeting.

Section 5.5 Antitrust Filings; Consents.

(a) Purchaser shall: (i) as promptly as practicable but in no event later than one (1) Business Day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, which filings shall include a request for early termination of the applicable waiting period under the HSR Act; (ii) subject to Section 5.5(b), use commercially reasonable efforts to take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) consult and cooperate with Seller, and consider in good faith the views of Seller, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Seller shall (x) as promptly as practicable but in no event later than one (1) Business Day following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; and (y) consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Each of Purchaser and Seller shall promptly notify the other parties hereto of any written communication made to or received by either Purchaser and/or Seller, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Antitrust Authority, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Antitrust Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary contained in this Agreement, including Section 5.5(a), Purchaser shall have no obligation whatsoever under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries or Affiliates to dispose, transfer or hold separate, any assets or operations, or to commit or to cause the Company or its Subsidiary to dispose of any assets or operations; (ii) to discontinue or cause any of its Subsidiaries or Affiliates to discontinue offering any product or service, or to commit to cause the Company or its Subsidiary to discontinue offering any product or service; or (iii) to make, or cause any of its Subsidiaries or Affiliates to make, any commitment, to any Governmental Entity or otherwise, regarding its future operations or the future operations of the Company and its Subsidiary.

(c) The payment of filing fees under the HSR Act or any filings required by any other Antitrust Authority shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller Purchaser. Each of Seller and Purchaser shall be responsible for the payment of its respective expenses, including legal fees and expenses, in complying with any request for additional information or documentary material from any Antitrust Authority.

(d) The Purchaser shall not enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) or take any other action that would reasonably be expected to make it more difficult, or to increase the time required, to obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable Antitrust Law applicable to the transactions contemplated by this Agreement.

(e) Subject to Section 5.5(b), Purchaser shall use its commercially reasonable efforts to (i) obtain all authorizations, consents, orders and approvals of all Antitrust Authorities and officials that may be or become necessary for its execution and performance of its obligations pursuant to this Agreement, (ii) cooperate fully with Seller in promptly seeking to obtain all such approvals, and (iii) provide such other information to any Antitrust Authority as such Antitrust Authority may reasonably request in connection herewith.

Section 5.6 Employee Benefits.

(a) For at least one (1) year following the Closing Date, Purchaser shall provide or cause the Company and/or its Subsidiary to provide to all employees of the Company or its Subsidiary (“Company Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) benefits, perquisites and other terms and conditions of employment that are at least equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, travel and meal allowances, severance plans and policies and equity-based and incentive compensation plans). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Company may terminate or cause to be terminated the employment of any Company Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination and/or under any applicable employment Contract or Law.

(b) Without limiting the generality of the foregoing, (i) Purchaser shall cause the Company to keep in effect for at least one (1) year following the Closing Date severance and retention plans, practices and policies applicable to Company Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Company Employees, and (ii) Purchaser shall cause the Company to ensure, and the Company immediately following the Closing agrees to ensure that all Company Employees who were notified of their target bonuses for the current fiscal year receive annual bonuses at least equal to the bonuses to which such employees would be entitled under the applicable bonus arrangements of the Company or its Subsidiary as of the date hereof.

(c) With respect to any employee benefit plans of Purchaser or its Affiliates in which any Company Employees as of the Closing Date participate on or after the Closing, Purchaser shall (i) use commercially reasonable efforts to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their respective dependents and beneficiaries, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing, (ii) Purchaser shall cause the Company to provide or cause to be provided that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out of pocket provisions and like adjustments or limitations on coverage under any such Employee Benefit Plans and (iii) recognize all continuous service of the Company’s and each Subsidiary’s employees with the Company or any of the Subsidiaries, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any employee benefit plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

(d) With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by the Company or its Affiliates, Purchaser shall cause the Company to grant, or cause to be granted to, all Company Employees from and after the Closing Date credit for all service with the Company or its Subsidiary, and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(e) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 5.6; or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement.

Section 5.7 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) For a period of six (6) years after the Closing Date, Purchaser shall, or shall cause the Company to, ensure that all rights to indemnification and exculpation now existing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of the Company or its Subsidiary or who, at the request of the Company or its Subsidiary, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements set forth on Section 5.7 of the Seller Disclosure Letter and to which the Company or its Subsidiary is a party or bound; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Purchaser shall not, and Purchaser shall cause the Company and its Subsidiary not to, settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.

(b) Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.7 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.7.

(c) The obligations of Purchaser under this Section 5.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(d) Prior to the Closing, the Company or its Subsidiary shall purchase, and shall thereafter maintain for a period of at least six (6) years following the Closing, a run-off director and officer liability insurance policy providing insurance coverage at least as favorable to the directors and officers of the Company as of the Closing Date as those in effect as of the date of this Agreement. The costs and expenses associated with the premium for such insurance policy shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.

Section 5.8 Public Announcements. Seller and Purchaser each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange; provided, however, that, (x) the foregoing shall not restrict or prohibit the Company from making any announcement from the date hereof through the Closing Date to its employees, customers and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable, and (y) no such announcement by the Company under clause (x) may disclose the financial terms of this Agreement.

Section 5.9 Notification of Certain Matters. Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify each other of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller or the Knowledge of Purchaser, as the case may be, threatened, against Seller, the Company, its Subsidiary or Purchaser, as the case may be or (b) the occurrence or non-occurrence of any fact or event which would be reasonably expected to cause any condition set forth in Article VI not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, any party to this Agreement.

Section 5.10 Transfer Taxes. Any stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall cause the Company to, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Returns and other documentation with respect to, any of the Transfer Taxes.

Section 5.11 Preservation of Records.

(a) For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Purchaser shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company and its Subsidiary (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) relating to the conduct of the business and operations of the Company and its Subsidiary prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, Seller. If at any time after such seven-year period Purchaser intends to dispose of any such books and records, Purchaser shall not do so without first offering such books and records to Seller. The provisions of this Section 5.11(a) shall cease to apply in the event of a sale or disposition of the Company or its Subsidiary by Purchaser; provided, however, that Purchaser shall cause the subsequent owner(s) of such entity to assume the obligations of Purchaser set forth in this Section 5.11(a).

(b) In the event and for so long as either Purchaser or Seller is actively contesting or defending against any Action on or prior to the Closing Date involving the Company or its Subsidiary, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party. Such requested cooperation shall not unreasonably interfere with the ongoing operations of Purchaser, Seller, the Company or its Subsidiary.

Section 5.12 Resignation of Directors. At the written request of Purchaser (which request shall be delivered at least three (3) Business Days prior to the Closing), Seller shall use its commercially reasonable efforts to cause any member of the board of directors or similar governing body of the Company or its Subsidiary to tender his or her resignation from such position effective as of the Closing Date.

Section 5.13 Conflicts; Privileges. It is acknowledged by each of the parties hereto that the Company and Seller have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises between Purchaser or any of its Affiliates (including after the Closing, the Company and its Subsidiary) and Seller or any of its Affiliates (including, prior to the Closing, the Company or its Subsidiary), W&C may represent such Seller or any such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company or its Subsidiary), and even though

W&C may have represented the Company or its Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or its Subsidiary, Purchaser and the Company hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that W&C has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agree that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including after the Closing, the Company or its Subsidiary) and the Company, its Subsidiary, or Seller, W&C may represent any such party in such dispute even though the interest of any such party may be directly adverse to Purchaser or any of its Affiliates (including after the Closing, the Company or its Subsidiary), the Company or its Subsidiary and even though W&C may have represented the Company or its Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or its Subsidiary. Purchaser further agrees that, as to all communications among W&C, the Company, its Subsidiary and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and may be controlled by such Seller and shall not pass to or be claimed by Purchaser, the Company or its Subsidiary. Purchaser agrees to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 5.13. Seller and Purchaser further agree that W&C and its partners and employees are third party beneficiaries of this Section 5.13.

Section 5.14 Plant Closing and Mass Layoffs. For a period of 90 days following the Closing Date, Purchaser shall not, and shall cause the Company and its Subsidiary not to, take any action that results in any Liability under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq. (“WARN”), as amended, or any similar Law; provided, however, that the Company shall provide to Purchaser a list by location of all employees of the Company or its Subsidiary who (a) have experience or shall experience “employment losses” (as defined under WARN) within 90 days prior to the Closing Date or (b) have been notified as of the Closing Date that they shall experience “employment losses” at any time after the Closing Date.

Section 5.15 Collins Lane Property. At any time on or prior to the date that is eighteen months after the Closing Date (the “Put Period”), Purchaser may elect to require Seller or its designee to purchase that certain real property located at 4001 Collins Lane, Louisville, Kentucky 40234 and any lease agreements related thereto (the “Collins Lane Property”), free and clear of all Liens, for an amount equal to $2,000,000 (the “CL Put Price”), in the event that neither Purchaser, nor any of its Affiliates, is awarded the Ford Contract on or before the date that is thirty (30) calendar days prior to expiration of the Put Period. All fees and expenses, including transfer taxes, incurred in connection with the sale of the Collins Lane Property under this Section 5.15 shall be shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. All income and expenses that relate to both pre- and post-conveyance time periods, including rents and real estate, property and ad valorem taxes, shall be prorated as of the conveyance date on a per diem basis.

Section 5.16 Non-Competition.

(a) In consideration of the purchase of the Units by Purchaser, during the period of time beginning on the Closing Date and ending on the fifth (5th) anniversary thereof (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) own, manage, operate, control, engage in, be employed by or participate in the ownership, management, operation or control of, provide consulting services for, or be connected in any manner with, any Competing Business, or intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company or its Subsidiary and customers or suppliers of the Company or its Subsidiary in connection with a Competing Business. For these purposes, ownership of securities of five percent (5%) or less of any class of securities of a public company shall not be considered to be competition with the Company or its Subsidiary;

(ii) hire or solicit any Company Employee or encourage any such Company Employee to leave such employment or hire any such Company Employee who has left such employment or has been terminated without cause, except pursuant to a general solicitation which is not directed specifically to any such employees; or

(iii) with respect to a Competing Business, persuade or attempt to persuade any client or customer, or potential customer or potential client to which the Company or its Subsidiary has made a presentation or with which the Company or its Subsidiary has had discussions, not to hire the Company or its Subsidiary, to hire another company or to divert their business or services from the Company or its Subsidiary.

(b) Notwithstanding the foregoing, in the event that the New Supply Agreement is terminated (whether in its entirety or with respect to specified Products) at any time before expiration of the Restricted Period for any reason other than a breach of the New Supply Agreement by Sifco or its Affiliates, Seller and its Affiliates shall be released from their respective obligations set forth in Section 5.16(a) (either entirely or with respect to such Products that are no longer to be provided) solely with respect to any Truck Products Business (it being acknowledged by the parties that the restrictions set forth in Section 5.16(a) shall, under such circumstances, continue to apply with respect to any Transportation and Logistics Business).

Section 5.17 Transfer of Certain Equipment. Purchaser hereby acknowledges and agrees that on or prior to the Closing Date, Seller shall cause the Company to complete the transfer of that certain equipment (the “Excluded Equipment”) set forth on Section 5.17 of the Seller Disclosure Letter, to an Affiliate of Seller, or its designee for an amount payable to the Company by Seller or its relevant Affiliate, such amount not to exceed the Leases Account Receivable. For the avoidance of doubt, following such sale, the Excluded Equipment shall not be owned by the Company or its Subsidiary or any other Person in which the Company or its Subsidiary has an ownership interest, and neither the Company nor its Subsidiary shall have any further obligations with respect to such Excluded Equipment.

Section 5.18 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company and its Subsidiary) or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and its Subsidiary) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or its Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or its Subsidiary; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company or its Subsidiary’s properties or assets.

(b) In addition to the other obligations under this Section 5.18, Seller shall promptly (and in any event within one Business Day after receipt thereof by Seller or its Representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Parent and Seller agrees that the rights and remedies for noncompliance with this Section 5.18 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 5.19 Title Insurance Documents. Seller shall use commercially reasonable efforts to deliver to Purchaser such documents as are reasonably requested by Purchaser in order to obtain customary title insurance for the Collins Lane Property.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller and Purchaser, at or before the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) HSR Act. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of Seller and Guarantors to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, provided, that, with respect to agreements and covenants that are qualified by materiality, Seller or Guarantors, as the case may be, shall have performed such agreements and conditions, as so qualified, in all respects.

(b) Seller Representations and Warranties. Each of the representations and warranties of Seller set forth in Section 3.1 (Due Organization; Good Standing and Corporate Power), Section 3.2 (Authorization), Section 3.3 (Ownership of Units), Section 3.4 (Company and its Subsidiary), Section 3.5 (Capitalization) and Section 3.8(a) (No Material Adverse Effect) shall be true and correct at and as of the Closing Date, and (ii) each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (ii), as would not have a Material Adverse Effect.

(c) Guarantors Representations and Warranties. Each of the representations and warranties of Guarantors set forth in Article X shall be true and correct in all material respects at and as of the Closing Date.

(d) Closing Deliverables. Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.4(b).

Section 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects, provided, that, with respect to agreements and covenants that are qualified by materiality, Purchaser shall have performed such agreements and conditions, as so qualified, in all respects.

(b) Representations and Warranties. (i) Each of the representations and warranties of Purchaser set forth in Section 4.1(a) (Due Organization; Corporate Power) and Section 4.2 (Authorization) shall be true and correct at and as of the Closing Date, and (ii) each of the other representations and warranties of Purchaser set forth in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (ii), as would not have a material adverse effect.

(c) Closing Deliverables. Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 2.4(c).

Section 6.4 Frustration of Closing Conditions. None of Purchaser or Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use commercially reasonable efforts to cause the Closing to occur as required by Section 5.4; Section 5.5 and Section 5.18.

ARTICLE VII

TAX MATTERS

Section 7.1 Returns and Payment of Taxes.

(a) After the Closing, Seller shall have the obligation and authority to prepare and file, or cause to be prepared and filed, all Returns to be filed by or with respect to the income, assets, properties, and operations of the Company and its Subsidiary or any successor thereto for all Pre-Closing Periods that end on or before the Closing Date, and shall pay all Taxes reflected on such Returns at least five days prior to the due date of such Returns (taking into account any valid extensions obtained by Purchaser, the Company or its Subsidiary, as applicable). Purchaser or the Company shall have the obligation and authority to prepare and file, or cause to be prepared and filed, all other Returns to be filed by or with respect to the income, assets, properties, and operations of the Company and its Subsidiary or any successor thereto for all Overlap Periods and all Post-Closing Periods. To the extent that any such Return to be prepared and filed by Purchaser or the Company relates to an Overlap Period, Purchaser or the Company shall prepare such Return in accordance with past practices of the Company and its Subsidiary (unless otherwise required by applicable Laws), and will submit (with copies of any relevant schedules, work papers, and other documentation then available) such Return to Seller for Seller’s approval not less than sixty (60) days prior to the due date for the filing of such Return (including extensions). Seller shall have the option of providing to Purchaser, at any time at least fifteen (15) days prior to the date such Return is due to be filed (taking into account any valid extensions), written instructions as to how Seller wants any, or all, of the items that relate to a Pre-Closing Tax Period for which it may be liable reflected on such Return. Purchaser or the Company shall, in preparing such Return, cause the items for which Seller is liable hereunder to be reflected in accordance with Seller’s instructions.

(b) The preparation and filing of any Return of the Company that does not relate to a Pre-Closing Period or an Overlap Period shall be exclusively within the control of Purchaser.

(c) All Taxes and Tax liabilities with respect to the income, property or operations of the Company or its Subsidiary that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period as follows: (A) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (B) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiary as though the taxable year of the Company or its Subsidiary terminated at the close of business on the Closing Date.

(d) Neither Purchaser nor any of its Affiliates shall (or shall cause or permit the Company or its Subsidiary to) amend, refile, otherwise modify or take any position inconsistent with, or consent to any settlement or payment involving a Tax Matter with respect to, any Return relating in whole or in part to the Company or its Subsidiary with respect to any Pre-Closing Period or with respect to any Overlap Period, if such amendment, refiling or other modification or consent to any settlement or payment may increase the amount payable in respect of Taxes pursuant to Section 9.2 or otherwise cause a material adverse Tax consequence to Seller, without the written consent of Seller. Notwithstanding the foregoing, if a Return is filed while a Tax Matter relating to Taxes for which the Purchaser Indemnitees might have an indemnification claim pursuant to Section 9.2 is pending, and such Return must be amended as a result of and based upon the resolution of such Tax Matter, Purchaser shall amend such Return solely to reflect the resolution of such Tax Matter and Seller shall not withhold its consent to such amendment.

Section 7.2 Controversies.

(a) Purchaser shall promptly notify Seller upon receipt by Purchaser or any Affiliate of Purchaser (including the Company and its Subsidiary after the Closing Date) of written notice of any Tax Matter with respect to Taxes for which Seller may be liable under this Agreement. Seller, at its sole expense, shall have the authority to represent the interests of the Company and its Subsidiary with respect to any Tax Matter with respect to Taxes for which Seller may be liable under this Agreement before any taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of such Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, that neither Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise any such Tax Matter that adversely affects or may adversely affect the Tax liability of Purchaser, the Company or its Subsidiary or any Affiliate of the foregoing for any Post-Closing Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, or delayed. Seller shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter with respect to Taxes for which Seller may be liable under this Agreement. Seller shall, in good faith, allow Purchaser to make comments to Seller, regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in Section 7.2(a), or if Seller does not elect to control a proceeding pursuant to Section 7.2(a), Purchaser shall have the sole right to control any audit or examination by any Tax authority and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of the Company and its Subsidiary for all taxable periods; provided, however, that Purchaser shall not, and shall cause the Company and its Subsidiary not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date that could increase the Tax liability of Seller without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3 Notification. Purchaser, the Company, its Subsidiary and their respective Affiliates shall promptly forward to Seller all written notifications and other communications from any Tax authority received by the Company and its Subsidiary relating to any Tax Matter relating to any federal, state, local or foreign income Tax liability of the Company or its Subsidiary with respect to a Pre-Closing Period. The failure of Purchaser, the Company, its Subsidiary or their respective Affiliates to give Seller such written notice shall excuse Seller from its obligations under Section 9.2 with respect to any increased federal, state, local or foreign income Tax liability directly or indirectly attributable to any such written notification or other communication to the extent that the failure to provide such written notice materially and adversely affected the ability of Seller to contest any claim arising from such Tax Matters.

Section 7.4 Post-Closing Access and Cooperation.

(a) After the Closing Date, Purchaser, the Company and its Subsidiary, on the one hand, and Seller, on the other hand, shall furnish or cause to be delivered to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods) relating to the Company and its Subsidiary as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, each of Seller and Purchaser shall make its, or shall cause the Company or its Subsidiary, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b) Any request for information or documents pursuant to this Section 7.4 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in Section 7.4. Any information obtained under this Section 7.4 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 7.5 Refunds. At Seller’s request, the Company and its Subsidiary shall apply for any Tax refund available for any Pre-Closing Period. Seller shall be entitled to any credits and refunds (including any interest respect thereof) with respect to any Pre-Closing Period received by Purchaser, the Company or its Subsidiary, and any amounts of overpayments of Tax credited against Tax that Purchaser, the Company or its Subsidiary otherwise would be or would have been required to pay and any amount of Taxes that is included in the calculation of Working Capital for such taxable year, to the extent such amount was not paid over to the appropriate taxing authority, and Purchaser shall pay over to Seller any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit or request to return amounts not paid over to the appropriate taxing authority. With respect to any Overlap Period, Purchaser shall pay Seller within sixty (60) days after the Closing an amount equal to the excess of (a) any estimated Tax payments made by the Company or its Subsidiary on or prior to the Closing Date for the taxable year that includes the Closing Date, over (b) the Tax liability for the Pre-Closing portion of such taxable year (with respect to Taxes for which estimated Tax payments were made) if such taxable year ended on the Closing Date. Purchaser shall pay Seller interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 7.5.

Section 7.6 Elections. From and after the Closing Date, except as required by Law, Purchaser shall not, and shall cause the Company and its Subsidiary not to, without the prior consent of Seller (which may, in its sole and absolute discretion, withhold such consent), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that may affect Taxes for any Pre-Closing Period of the Company or its Subsidiary or otherwise affect the liability of Seller.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if:

(i) any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have complied with its obligations, if any, under Section 5.4 and/or Section 5.5; or

(ii) the Closing Date shall not have occurred on or prior to March 31, 2014 (the “End Date”); provided, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(ii) if such party is in material breach of this Agreement; provided, further, that neither Purchaser nor Seller shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) in the event the other party has initiated proceedings prior to the End Date to specifically enforce this Agreement while such proceedings are still pending; or

(c) by Seller, if: (i) any of the representations and warranties of Purchaser contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Seller to Purchaser and (2) the day that is five (5) Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if Seller is in material breach of this Agreement;

(d) by Purchaser if: (i) any of the representations and warranties of Seller contained in Article III shall fail to be true and correct, (ii) there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Purchaser to Seller and (2) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(d) if Purchaser is in material breach of this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Purchaser, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of Seller, Purchaser or the Company or its Subsidiary, except that Section 5.2 (Confidentiality), Section 5.13 (Conflicts; Privileges), this Section 8.2 and Article X shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party of liability for any willful breach of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties.

(a) The (i) respective representations and warranties of Seller and Purchaser contained in this Agreement or the Seller Disclosure Letter or in any schedule, exhibit or certificate attached hereto or delivered pursuant to this Agreement and (ii) indemnification obligations pursuant to Section 9.2(e), shall each survive the Closing until the date that is twelve (12) months from the Closing Date; except that the Fundamental Representations and the representations and warranties contained in Section 3.12 (Employee Benefit Plans), Section 3.14 (Tax Matters), Section 3.18 (Environmental Matters), Section 4.1(a) (Due Organization; Corporate Power), Section 4.2(a) (Authorization) and Section 4.6 (Solvency) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. Covenants to be performed after Closing shall survive in accordance with their respective terms.

(b) No Person shall be liable for any claim for indemnification under Article IX unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 9.2 Indemnification by Seller. Subject to the other provisions of this Article IX, from and after the Closing, Seller agrees to and shall indemnify Purchaser, the Company and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of: (a) any failure of any representation or warranty made by Seller or Guarantors in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date); (b) any breach of any covenant or agreement by Seller or Guarantors contained in this Agreement; (c) all Taxes imposed on the Company and its Subsidiary for any Pre-Closing Period, including but not limited to Taxes resulting from any restructuring activities undertaken by Seller or its Affiliates on or before the Closing; (d) those Taxes imposed on Seller or its Affiliates in accordance with Section 5.10; and (e) the matters disclosed in Section 3.22 (Product Liability and Warranty) of the Seller Disclosure Letter; provided, however, that the Purchaser Indemnitees shall not be indemnified for any liability for Taxes (i) that were included as a liability in calculating Closing Working Capital or (ii) resulting from transactions or actions taken by Purchaser, the Company or its Subsidiaries after the Closing.

Section 9.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser agrees to and shall indemnify Seller and its Representatives, Subsidiaries, direct and indirect parent companies, partners, stockholders, members, directors, officers, fiduciaries, managers, employees and agents and each of the Representatives, Subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors of each of the foregoing (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of: (a) any failure of any representation or warranty made by Purchaser in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date); (b) any breach of any covenant or agreement by Purchaser under this Agreement; and (c) the conduct and operation of the businesses of the Company and its Subsidiary after the Closing.

Section 9.4 Limitation on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any claim for indemnification pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(e) unless and until the aggregate amount of Qualifying Losses which may be recovered from Seller equals or exceeds $600,000 (the “Deductible”), in which case Seller shall be liable for only the aggregate amount of Losses in excess of the Deductible; provided, that (a) Seller shall only be liable for any individual Loss or group of related Losses in excess of $25,000 (such Loss or Losses, a “Qualifying Loss”) and (b) the maximum aggregate amount of Qualifying Losses which may be recovered pursuant to Section 9.2(a) and Section 9.2(b) shall be no greater than $10,000,000. The limitations set forth in this Section 9.4(a) shall not apply to Losses incurred by any Purchaser Indemnitee in connection with Section 9.2(c) or (d) or arising from any breach of any Fundamental Representation.

(b) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be liable for any claim for indemnification pursuant to Section 9.3(a) unless and until the aggregate amount of Qualifying Losses which may be recovered from Purchaser equals or exceeds the Deductible, in which case Purchaser shall be liable for only the aggregate amount of Losses in excess of the Deductible; provided, that (a) Purchaser shall only be liable for Qualifying Losses and (b) the maximum aggregate amount of Qualifying Losses which may be recovered pursuant to Section 9.3(a) shall be no greater than $10,000,000. The limitations set forth in this Section 9.4(b) shall not apply to Losses incurred by any Seller Indemnitee arising from any breach of Section 4.1 (Due Organization; Corporate Power), Section 4.2(a) (Authorization) or Section 4.6 (Solvency).

(c) Any claims for indemnification under Section 9.2 shall be satisfied (i) first, by recouping all of such Losses (subject to the other provisions of this Section 9.4) from the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement, and (ii) thereafter, subject to the limitations of this Section 9.4, in the event that the Indemnity Escrow Amount is exhausted or no longer available, by recovery directly from Seller. Notwithstanding anything herein to the contrary, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to this Article IX shall be no greater than the Final Purchase Price.

(d) With respect to any claim for indemnification relating to a breach (or alleged breach) of a representation or warranty that may only be considered breached if the defect, inaccuracy, mistake or misrepresentation is material, the materiality of such defect, inaccuracy, mistake or misrepresentation will be considered for purposes of determining whether a breach of such representation and warranty has occurred, but will not be considered in determining the amount of the Losses arising out of such breach.

Section 9.5 Losses Net of Insurance, Etc.

(a) The amount of any Loss for which indemnification is provided under Section 9.2 shall be net of (i) any specific accruals or reserves on the Financial Statements referenced in Section 3.7, (ii) any amount which has been taken into account as a current liability for purposes of the calculation of the Closing Working Capital, (iii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (iv) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss, calculated net of any increase in insurance premiums resulting from the related claims under applicable insurance policies (each source of recovery referred to in clauses (iii) and (iv), a “Collateral Source”). If any indemnity payment under Section 9.2 or Section 9.3, as the case may be, or the event giving rise to such payment results in a U.S. federal, state, local or foreign Tax benefit to the Indemnified Party or its Affiliates, then (i) any indemnity amount to be paid under Section 9.2 or Section 9.3, as the case may be, shall be reduced by such Tax benefit actually realized prior to the indemnity payment, and (ii) to the extent such Tax benefit is realized after the indemnity payment is made under Section 9.2 or Section 9.3, as the case may be, the Indemnified Party shall pay the Indemnifying Party the amount of such Tax benefit.

(b) Each Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(c) Without limiting the generality of Section 9.5(b), indemnification under this Article IX shall not be available unless the Indemnified Party simultaneously uses commercially reasonable efforts to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party shall then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.2 or Section 9.3, as the case may be, is determined after payment by, or on the behalf of, the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay, or have paid on its behalf, pursuant to this Article IX had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by, or on the behalf of, the Indemnifying Party pursuant to Section 9.2 or Section 9.3, as the case may be.

Section 9.6 Indemnification Procedure.

(a) Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 9.2 or Section 9.3 hereof (an “Indemnified Party”) which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), with a copy to the Escrow Agent, which Claim Certificate shall:

(i) state that the Indemnified Party has paid or anticipates it shall incur Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related (based, in each case, on information then readily available to or ascertainable by the Indemnified Party).

(b) Following its receipt of a Claim Certificate, the Seller shall have thirty (30) days to object to a Claim Certificate by delivering written notice of such objection, including an explanation of the basis for such objection in reasonable detail (an “Objection Notice”) to the Indemnified Party submitting such Claim Certificate at the addresses of such Indemnified Party set forth in such Claim Certificate, with a copy to the Escrow Agent. In the event that the Indemnifying Party fails to object, in accordance with this Section 9.6(b), on or before 11:59 p.m. Eastern time on the 30th calendar day following the date that the Claim Certificate is deemed to have been provided, the Escrow Agent shall promptly release from the Indemnity Escrow Amount and cause to be delivered to any Indemnified Parties that have previously delivered the Claim Certificate only an amount equal to the lesser of (i) the Indemnity Escrow Amount available for distribution and (ii) the aggregate amount to which the Indemnified Party failed to object pursuant to the Objection Notice. In the event the Indemnifying Party objects in accordance with this Section 9.6(b), the Indemnifying Party and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then either the Indemnified Party or the Indemnifying Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in Section 11.9. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing pursuant to an Objection Notice in accordance with this Section 9.6(b) (other than a Third Party Claim), claims for Losses covered by a memorandum of agreement of the nature described in Section 9.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.6(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

Section 9.7 Third-Party Claims.

(a) If a claim by a third party (except a claim related to any Tax Matter governed by Article VII) is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The failure of any Indemnified Party to give timely notice under this Agreement shall not affect its rights to indemnification under this Agreement, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third-party claim, action, suit or proceeding (a “Third-Party Claim”). The Indemnifying Party may not compromise or settle a Third-Party Claim without the prior written consent of the Indemnified Party not to be unreasonably withheld; provided, however, that to the extent the Indemnified Party does not provide such consent, the Indemnifying Party shall not be liable for amounts in excess of such proposed compromise or settlement. In the event an Indemnified Party is seeking indemnification pursuant to this Article IX hereunder, such Indemnified Party may not compromise or settle any Third-Party Claim hereunder without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party; provided, further, that if the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third-Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third-Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose; and provided, further, that other than with respect to claims for indemnification pursuant to Section 9.2(e), the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (B) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention and the provision of the

Indemnified Party’s records and information that are reasonably relevant to such Third-Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder; provided, that such cooperation shall not unreasonably disrupt the business or operations of any of the parties hereto.

Section 9.8 Sole Remedy/Waiver. Except as set forth in Section 11.11, or in the case of fraud, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in this Article IX shall be the parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, the subject matter of this Agreement, or any other document, certificate or agreement delivered pursuant hereto.

Section 9.9 Tax Treatment of Payments. All amounts paid by Seller or Purchaser pursuant to Section 9.2 and Section 9.3 shall, to the extent permitted by applicable Law, be treated as adjustments to the purchase price for all Tax purposes.

ARTICLE X

GUARANTY OF SELLER OBLIGATIONS

Section 10.1 Guaranty. To induce Purchaser to enter into this Agreement, each Guarantor hereby irrevocably, absolutely and unconditionally guaranties to Purchaser, due and punctual payment of all sums due and owing by Seller from time to time, if any, and prompt performance and discharge of all obligations (the “Obligations”) of Seller, in each case, pursuant to this Agreement (the “Guaranty”). In furtherance of the foregoing, each Guarantor acknowledges that its liability under this Article X shall extend to the Obligations of Seller and that Purchaser, may, in its sole discretion, bring and prosecute a separate action or actions against each Guarantor for the full payment and performance of such Obligations, regardless of whether (a) an action is brought against Seller or (b) Seller is joined in any such action or actions. The Guaranty may not be revoked or terminated, shall remain in full force and effect and shall be binding on each Guarantor and his respective successors and assigns until all of the Obligations have been satisfied in full.

Section 10.2 Changes in Obligations; Certain Waivers. Purchaser may from time to time and at any time, without notice to or further consent of Guarantors, extend the time of payment, performance or discharge of any Obligations of Seller, and may also make any agreement with Seller for the payment, compromise, extension, discharge, renewal or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Purchaser and Seller without in any way impairing or affecting such Obligations, except to the extent of such payment, compromise, extension, discharge, renewal or release. The Obligations of Seller shall not be released or discharged, in whole or in part, or otherwise affected by (a) the existence of any claim, set-off or other right which each Guarantor may have at any time against Seller, whether in connection with such Obligations or otherwise; (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or its Affiliates; (c) the failure of Purchaser to assert any claim or demand or to enforce any right or remedy against Seller; (d) any change in the existence, structure or ownership of Seller; (e) the adequacy of any other means Purchaser may have of obtaining payment, performance or discharge of any of Seller’s Obligations; or (f) any change in the time, place or manner of payment, performance or discharge of any of Seller’s Obligations. To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by Purchaser. Each Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of Seller’s Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of Seller’s Obligations incurred and all other notices of any kind, any right to require the marshaling of assets of Seller, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect and all suretyship defenses, generally. For greater certainty, Guarantor shall be entitled to claim that Seller does not have the Obligations upon which the Guaranty is being called upon. Each Guarantor acknowledges that it shall receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Article X are knowingly made in contemplation of such benefits.

Section 10.3 Payments to be held in Trust. Each Guarantor hereby unconditionally and irrevocably agrees, unless and until all of Seller’s Obligations shall have been irrevocably paid in full in cash or performed in full, not to exercise any rights that it may now have or hereafter acquire, directly or indirectly, against Seller that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty and any right to participate in any claim or remedy of Purchaser against Seller, whether or not such claim, remedy or right arises in equity or under contract, statute or common law (including, without limitation, the right to take or receive from Seller, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right). If any amount shall be paid to each Guarantor in violation of the immediately preceding sentence at any time prior to the irrevocable payment in full in cash of the Obligations of Seller, such amount shall be received and held in trust for the benefit of Purchaser, shall be segregated from other property and funds of each Guarantor and shall forthwith be paid or delivered to Purchaser in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to such Obligations and all other amounts payable under this Guaranty, in accordance with the terms of this Agreement, whether matured or unmatured. Each Guarantor shall not institute, and shall cause their respective Affiliates not to institute, any proceedings asserting, and shall not in any case assert, that this Article X is illegal, invalid or unenforceable in accordance with its terms.

Section 10.4 Representations and Warranties. Guarantors represent and warrant that: (a) Guarantor 1 is an exempted company organized under the Laws of the Cayman Islands that is validly existing and in good standing; (b) Guarantor 2 is a corporation, duly organized, validly existing and in good standing under the Laws of Brazil; (c) each Guarantor has the requisite corporate power and authority and has taken all corporate and other action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (d) the execution, delivery and performance by each Guarantor of this Agreement, the consummation by each Guarantor of the transactions contemplated hereby and the performance of its obligations hereunder have been duly authorized and approved by all necessary corporate or other action; (e) each Guarantor has all requisite corporate power and authority to own, lease and operate its properties and to assuming that this Agreement is a valid and binding obligation of Purchaser, this Agreement constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles; (f) each Guarantor has the financial capacity to pay and perform such Guarantor’s obligations under this Guaranty; each Guarantor is not insolvent or bankrupt under any applicable law; each Guarantor is able to pay its debts as they become due, and neither Guarantor has proposed or is liable pursuant to any arrangement (whether by court process or otherwise) under which such Person’s creditors (or any group of them) would receive less than the amounts due to them; there are no proceedings in relation to any compromise or arrangement with creditors or any bankruptcy or insolvency proceedings concerning each Guarantor, and no events have occurred which would reasonably justify such proceedings; and no steps have been taken to enforce any security over any assets of each Guarantor and no event has occurred to give the right to enforce such security; (g) the execution, delivery and performance of this Agreement does not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any material loan, guarantee of indebtedness or credit agreement, note, bequest, trust, bond, mortgage, indenture, pledge, lease, agreement, contract, permit, franchise, right or license binding on Guarantor or result in the creation of any Lien upon any of Guarantor’s material properties, assets or rights, or (B) conflict with or result in any violation of any material Law, regulation, rule, decree, order or, judgment binding on each Guarantor or any of his properties, assets or rights; and (h) except as expressly contemplated in this Agreement, all material consents, approvals, authorizations, permits of, filings with and notifications to, any Person or Governmental Authority necessary for the due execution, delivery and performance of this Agreement by each Guarantor have been obtained or made and all conditions thereof have been duly complied with by each Guarantor in all material respects, and no other action by, and no notice to or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by each Guarantor.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as set forth in Section 5.5(b), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.2 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by the other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 11.3 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)	if to Seller, at:

Hiberis International Corp.

c/o SM Brasil Participações, S.A.

Avenida São Paulo, N° 479

Vila Progresso

CEP 13202-610

Jundiaí - São Paulo

Attention:  Antônio Haddad Filho

Fax:  +55 (11) 3759-8718

Email:  haddad@sifcometals.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:   Oliver C. Brahmst, Esq.

  Carolyn J. Vardi, Esq.

Fax: (212) 354-8113; or

Email:  obrahmst@whitecase.com

    cvardi@whitecase.com

(b)	if to Guarantor 1, at:

SM International Holdings

c/o SM Brasil Participações, S.A.

Avenida São Paulo, N° 479

Vila Progresso

CEP 13202-610

Jundiaí - São Paulo

Attention:  Antônio Haddad Filho

Fax:  +55 (11) 3759-8718

Email:  haddad@sifcometals.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:   Oliver C. Brahmst, Esq.

  Carolyn J. Vardi, Esq.

Fax: (212) 354-8113; or

Email:  obrahmst@whitecase.com

    cvardi@whitecase.com

(c)	if to Guarantor 2, at:

SM Brasil Participações, S.A.

Avenida São Paulo, N° 479

Vila Progresso

CEP 13202-610

Jundiaí - São Paulo

Attention:  Antônio Haddad Filho

Fax:  +55 (11) 3759-8718

Email:  haddad@sifcometals.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:   Oliver C. Brahmst, Esq.

  Carolyn J. Vardi, Esq.

Fax: (212) 354-8113; or

Email:  obrahmst@whitecase.com

    cvardi@whitecase.com

(d)	if to Purchaser,

Universal Truckload Services, Inc.

12755 E. 9 Mile Road

Warren, MI 48089

Attention:   Chief Executive Officer

  Chief Financial Officer

Fax:  (586) 920-0258; or

Email:  swolfe@goutsi.com

    dcrittenden@goutsi.com

with a copy (which shall not constitute notice) to:

Bodman PLC

1901 St. Antoine Street

6th Floor at Ford Field

Detroit, MI 48226

Attention:  Edwin J. Lukas, Esq.

Fax:  (313) 393-7579; or

Email:  elukas@bodmanlaw.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 11.3 to each of the other parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.

Section 11.4 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto, and the Seller Disclosure Letter, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 11.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 11.5 Non-Recourse; Release.

(a) Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) Without limiting the foregoing, effective as of the Closing Date, Purchaser (the “Releasor”), on behalf of itself and its Affiliates, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and each of its Affiliates (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever up to and including the Closing Date solely in Releasee’s capacity as equity holder of the Company; provided, that Releasor and its respective Affiliates retain, and do not release, their rights and interests under the terms and conditions of this Agreement or the New Supply Agreement. Releasor agrees not to, and agrees to cause its Affiliates not to, assert any claim against the Releasees that are released hereunder.

(c) Without limiting the foregoing, effective as of the Closing Date, Seller, on behalf of itself and its Affiliates, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company and its Subsidiary from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which Seller or such Affiliate ever had, now has or may have on or by reason of any matter, cause or thing whatsoever up to and including the Closing Date solely in such Person’s capacity as equity holder of the Company; provided, that Seller and its Affiliates retain, and do not release, their rights and interests under the terms and conditions of the New Supply Agreement. Seller agrees not to, and agrees to cause its Affiliates not to, assert any claims against the Company or its Subsidiary that are released hereunder.

Section 11.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 5.7 which is intended to benefit the Indemnified Persons and (b) Article IX, which is intended to benefit the Purchaser Indemnitees and the Seller Indemnitees, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that (x) Purchaser may assign its rights, interests and obligations hereunder for the purpose of securing any financing of the transactions contemplated hereby and (y) Seller may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, that no such assignment shall relieve Seller or Guarantors of any of their obligations hereunder. Any attempted assignment in violation of this Section 11.6 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.7 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement.

Section 11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 11.9 Applicable Law; Dispute Resolution. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by Seller to cause Purchaser to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARY AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 11.14 Interpretation. Matters reflected in the Seller Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Seller Disclosure Letter. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. Headings and subheadings have been inserted in the Seller Disclosure Letter for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or the Seller Disclosure Letter referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Seller Disclosure Letter, Annexes or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Seller Disclosure Letter, Annexes or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Seller Disclosure Letter, Annexes or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Seller Disclosure Letter, Annexes and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of any Law or Order or breach of contract). The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Seller Disclosure Letter. The information set forth in the Seller Disclosure Letter was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Seller Disclosure Letter, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

*        *        *         *        *

IN WITNESS WHEREOF, Seller, Guarantors and Purchaser have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER:

HIBERIS INTERNATIONAL CORP.

By:	/s/ Ida A. de Rodriguez
	Name:	Ida A. de Rodriguez
	Title:	Sole Director

GUARANTOR 1:

SM INTERNATIONAL HOLDINGS

By:	/s/ Antônio Campello Haddad Filho
	Name:	Antônio Campello Haddad Filho
	Title:	Director

GUARANTOR 2:

SM BRASIL PARTICIPAÇÕES, S.A.

By:	/s/ Antônio Campello Haddad Filho
	Name:	Antônio Campello Haddad Filho
	Title:	Vice President and Director

[Signature Page to Unit Purchase Agreement]

PURCHASER:

UNIVERSAL TRUCKLOAD SERVICES, INC.

By:	/s/ David A. Crittenden
	Name:	David A. Crittenden
	Title:	Chief Financial Officer

[Signature Page to Unit Purchase Agreement]